                                                                Exhibit D-3

                                   BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

JOINT APPLICATION FOR APPROVAL      :
OF THE MERGER OF GPU, INC. WITH     :       APPLICATION DOCKET NO. A-_________
FIRSTENERGY CORP.                   :







                                JOINT APPLICATION

                          ----------------------------







                                            W. Edwin Ogden
                                            Alan Michael Seltzer
                                            RYAN, RUSSELL, OGDEN & SELTZER LLP
                                            Suite 301
                                            1100 Berkshire Boulevard
                                            Reading, Pennsylvania  19610
                                            (610) 372-4761



Dated:  November 9, 2000

                                TABLE OF CONTENTS

                                                                         PAGE
A.   INTRODUCTION......................................................... 1

B.   REQUESTED COMMISSION APPROVALS......................................  3

C.   DESCRIPTION OF THE PLANNED MERGER...................................  6

D.   BENEFITS OF THE MERGER..............................................  7

              1. CUSTOMER SERVICE........................................  9

              2.  ENHANCED EFFICIENCIES.................................. 11

              3. CONTINUED STRONG LEADERSHIP IN
                   LOCAL COMMUNITIES..................................... 13

E.   IMPACT ON COMPETITION............................................... 13

F.   SUPPORTING TESTIMONY................................................ 14

G.   ADDITIONAL SUPPORTING DATA.......................................... 15

H.   OTHER REQUIRED APPROVALS............................................ 16

I.   PROPOSED PROCEDURAL SCHEDULE........................................ 16

J.   CONCLUSION.......................................................... 17



APPENDICES
----------

Exhibit A:   Pennsylvania territories and retail customers served by GPU Energy
Exhibit B:   Corporate History of GPU and its public utility subsidiaries
Exhibit C:   Corporate History of FirstEnergy and its public utility subsidiaries
Exhibit D:   Agreement and Plan of Merger
Exhibit E:   S-4 Registration Statement
Exhibit F:   Certified Copies of Boards of Directors Minutes Authorizing Merger

                                   BEFORE THE

                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

JOINT APPLICATION FOR APPROVAL      :
OF THE MERGER OF GPU, INC. WITH     :       APPLICATION DOCKET NO. A-_________
FIRSTENERGY CORP.                   :



                                JOINT APPLICATION

                          ----------------------------


                  Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), along with GPU, Inc. ("GPU") and FirstEnergy Corp. ("FirstEnergy"), hereby respectfully apply for Pennsylvania Public Utility Commission ("Commission") approval, and the issuance of any and all authorizations required under the Pennsylvania Public Utility Code ("Code"), to effectuate the merger of GPU with and into FirstEnergy.

A. INTRODUCTION

                  1. Met-Ed and Penelec are electric public utilities, incorporated under the laws of Pennsylvania, with headquarters at 2800 Pottsville Pike, Reading, Pennsylvania 19640-0001. Met-Ed and Penelec conduct business in Pennsylvania collectively as "GPU Energy" and serve approximately one million customers in territories encompassing over 20,000 square miles in northern, central and eastern Pennsylvania. Attached hereto and made a part hereof as Exhibit "A" is a summary tabulation of the Pennsylvania service territories and retail customers of GPU Energy.

                  2. GPU is a public utility holding company, duly registered under the Public Utility Holding Company Act of 1935, with headquarters at 300 Madison Avenue, Morristown, New Jersey 07962-1957. GPU owns all of the common stock of Met-Ed and Penelec, as well as of Jersey Central Power & Light Company, an electric public utility that conducts business as "GPU Energy" in New Jersey. The GPU Energy utilities together serve about 2.1 million customers in Pennsylvania and New Jersey. A corporate history of GPU and its Pennsylvania public utility subsidiaries is attached hereto and made part hereof, as Exhibit "B".

                  3. FirstEnergy is a diversified energy services holding company, headquartered at 76 South Main Street, Akron, Ohio 44308. FirstEnergy was formed in 1997 as a result of the merger of Ohio Edison Company and Centerior Energy Corporation. FirstEnergy directly owns three electric utility operating companies in Ohio, namely, Ohio Edison Company, The Cleveland Electric Illuminating Company and The Toledo Edison Company; and, Ohio Edison Company owns Pennsylvania Power Company ("Penn Power"), operating in portions of western Pennsylvania. Together these utilities serve 2.2 million customers in a 13,200 square mile area in northern and central Ohio and western Pennsylvania. A corporate history of FirstEnergy and its public utility subsidiaries is attached hereto and made part hereof, as Exhibit "C".

                  4. Met-Ed, Penelec, GPU and FirstEnergy are collectively referred to herein as the merger "Applicants". The names and addresses of the Applicants' attorneys are:

                           W. Edwin Ogden
                           Alan Michael Seltzer
                           Ryan, Russell, Ogden & Seltzer LLP
                           Suite 301
                           1100 Berkshire Boulevard
                           Reading, PA 19610
                           (610) 372-4761
                           eogden@ryanrussell.com
                           aseltzer@ryanrussell.com

Copies of all communications pertaining to this Joint Application should also be served upon the following individuals:

                           Stephen L. Feld, Esquire
                           FirstEnergy Corp.
                           76 South Main Street
                           Akron, Ohio  44308

                           Michael J. Connolly, Esquire
                           GPU Service, Inc.
                           300 Madison Avenue
                           Morristown, New Jersey  07962


B.       REQUESTED COMMISSION APPROVALS

                  5. Section 1102(a)(3) of the Code requires the Commission to issue a certificate of public convenience, upon application, to authorize a "public utility or an affiliated interest of a public utility", to "acquire from, or transfer to [any other entity by any means whatsoever] the title to, or the possession or use of, any tangible or intangible property used or useful in the public service." See 66 Pa. C. S. Section 1102(a)(3).

                  6. Met-Ed and Penelec are Pennsylvania "public utility" Applicants for purposes of Code Section 1102 (a)(3). See also 66 Pa. C. S.
Section 102. GPU (as Met-Ed's and Penelec's parent holding company) and FirstEnergy (as Penn Power's ultimate parent holding company) are Applicants solely in their respective capacities as

Pennsylvania "public utility" affiliates, for the purpose of compliance with Code Section 1102(a)(3), and to the limited extent to which the Code is otherwise applicable to such affiliates.

                  7. The planned merger of GPU with and into FirstEnergy will result in a "new controlling interest" as that term is used in the Commission's Statement of Policy at 52 Pa. Code Section 69.901, which provides that such a merger, even though at a parent company level, should be viewed as constituting a transfer of utility property requiring Commission approval under Code Section 1102(a)(3). The relevant portion of this Statement of Policy is set forth below:

                  (b)  Policy.

                    (1) A transaction or series of transactions resulting in a new controlling interest is jurisdictional when the transaction or transactions result in a different entity becoming the beneficial holder of the largest voting interest in the utility or parent, regardless of the tier. A transaction or series of transactions resulting in the elimination of a controlling interest is jurisdictional when the transaction or transactions result in the dissipation of the largest voting interest in the utility or parent, regardless of the tier.

                    (2) For purposes of this section, a controlling interest is an interest, held by a person or a group acting in concert, which enables the beneficial holders to control at least 20% of the voting interest in the utility or its parent, regardless of the remoteness of the transaction. In determining whether a controlling interest is present, voting power arising from a contingent right shall be disregarded.

                                            ***

                  8. Thus, to comply with this Statement of Policy, the Applicants hereby request Code Section 1102(a)(3) approval from the Commission, evidenced by the issuance of certificates of public convenience authorizing each of the Applicants to complete the planned merger. Such approval is appropriately granted based upon the Commission's finding that the merger is "necessary or proper for the service, accommodation, convenience, or safety of the public." (66 Pa. C. S.
Section 1103). For the reasons set forth in and supported by this Joint Application, the Applicants submit that from several distinct perspectives the planned merger of GPU with and into FirstEnergy meets the legal requirements for approval and will promote the public interest.

                  9. The Commission's consideration of the planned merger is also required under Section 2811(e)(1) of the Code, 66 Pa. C. S. Section 2811(e)(1), which provides that in "the exercise of authority the commission otherwise may have to approve the mergers or consolidations by electric utilities or electricity suppliers, or the acquisition or disposition of assets or securities of other public utilities or electricity suppliers, the commission shall consider whether the proposed merger, consolidation, acquisition, or disposition is likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power, which will prevent retail electricity customers in this Commonwealth from obtaining the benefits of a properly functioning and workable competitive retail electricity market." The Applicants have provided affirmative support as part of this Joint Application, through the written direct testimony of Rodney Frame of Analysis Group/Economics, to assure the Commission that no such adverse consequences will result from the Applicants' planned merger.

                  10. Inasmuch as the merger is at a parent company level, no immediate changes are contemplated with respect to any agreements among Met-Ed, Penelec and their affiliates which the Commission has previously approved pursuant to Section 2102 of the Code, 66 Pa. C. S. Section 2102. The Applicants hereby formally acknowledge their continuing obligation to make appropriate Code Section 2102 filings if, following approval and implementation of the merger, changes to the existing and approved GPU Energy affiliated interest arrangements become necessary or appropriate.

C.       DESCRIPTION OF THE PROPOSED MERGER

                  11. Under the planned merger, FirstEnergy will acquire all of GPU's outstanding shares of common stock and assume GPU's outstanding indebtedness, and GPU will be merged with and into FirstEnergy. FirstEnergy will become a registered holding company under the Public Utility Holding Company Act of 1935. Thus, following completion of the merger, FirstEnergy will be subject to all of the same requirements to which GPU has been subject under that Act, and with which the Commission is well acquainted.

                  12. Following completion of the merger, Met-Ed and Penelec will be wholly-owned public utility company subsidiaries of FirstEnergy.

                  13. Attached hereto and made part hereof as Exhibit "D" is a true and correct copy of the Agreement and Plan of Merger, which provides further details of the specific arrangements between GPU and FirstEnergy. Such specifics are at a parent holding company level, and do not directly change the operations of Met-Ed or Penelec. Under the post-merger organizational structure, the new parent holding company (FirstEnergy) will replace the former parent holding company (GPU).

                  14. Upon consummation of the merger, Met-Ed and Penelec will continue to operate as Pennsylvania electric public utilities subject, as they always have been, to the continuing jurisdiction of the Commission. Thus, the merger will not adversely impact any of the day-to-day operations of the GPU Energy utilities. Indeed, as set forth in more detail below, the merger will enhance the capabilities of Met-Ed and Penelec to fulfill their obligations to provide safe, adequate and reliable service to their retail customers in Pennsylvania.

D.       BENEFITS OF THE MERGER

                  15. As of the date of this Joint Application, the combination of FirstEnergy and GPU will create the nation's sixth largest investor-owned electric system based on the number of customers. The merger combines companies with the management, employee experience, and technical expertise, retail customer base, energy and related services platform and financial resources to grow and succeed in the rapidly changing energy marketplace.

                  16. An inevitable consequence of the evolving competitive electricity generation market is that successful industry participants must be able to seek and create economies of scale, reduce duplicative activities and practices, and further enhance operating efficiencies. By combining their resources, years of utility experience and considerable expertise, GPU and FirstEnergy will significantly enhance GPU Energy's capabilities. The merger will create a larger, stronger parent company that is better positioned to compete and to attract capital on reasonable terms for its public utility subsidiaries. The combined customer base of FirstEnergy and GPU, comprised of over four million individuals, businesses and industries, will greatly enhance the capability of the merged parent company to invest in new facilities and emerging technologies which could be cost prohibitive for a smaller company. The Applicants expect that the new merged company will be able to provide customers with a wider range of energy services and products than either company could alone achieve.

                  17. The proposed merger is a natural alliance of companies with adjoining service territories and interconnected transmission systems. Even more important than their geographic proximity, FirstEnergy and GPU share similar core values that emphasize attracting and retaining employees with superior skills, knowledge, experience, motivation and dedication; a commitment to customer service-oriented goals; and, the vision to become a premier service provider.

                  18. FirstEnergy and GPU have very similar views concerning the appropriate organizational structure and customer focus needed to succeed in today's energy delivery business. FirstEnergy's operating utilities are organized in such a manner as to delegate significant responsibility and authority to regional management. Similarly, the GPU Energy companies are completing efforts they began several months ago to reorganize themselves in a functional way that will put authority and accountability as close as possible to the customers and communities they serve. This shared organizational and operating philosophy, and the related customer-focused culture that the companies share, is important to their successful completion of post-merger integration activities. In addition, FirstEnergy and GPU have a solid track record of attracting, recruiting and retaining a thoroughly qualified, skilled, motivated and dedicated workforce. Sharing such strong commitments to customers, to employees and to local communities are key attributes to developing and maintaining premier energy delivery services.

                  19. FirstEnergy anticipates that the merger also will result in overall aggregate cost saving opportunities. FirstEnergy has estimated total annual savings of $150 million for the combined company. This amount is based upon an assumed five percent (5%) reduction in operating and maintenance costs that has been typical of other mergers, and not on a detailed evaluation of savings. These savings would be attributed to each particular FirstEnergy entity, as appropriate.

                  20. It is important to emphasize, however, that such potential for some measure of cost savings is not the primary factor justifying the merger. The Applicants' primary motivation is their belief that this merger offers significant strategic advantages that will be of substantial value to Pennsylvania's future economic growth. Although the integration process following the merger will be complex and time-consuming, the Applicants believe that their shared values, goals and commitment to success will help to minimize the challenges that are an inevitable part of any merger process.

         1.  CUSTOMER SERVICE

                  21. The proposed merger will have no adverse impact on GPU Energy's continued ability to provide safe and adequate utility service to its customers in Pennsylvania, nor will it in any way affect the Commission's jurisdiction over the adequacy and reliability of customer service. To the contrary, the pooling of "best practices" knowledge by the Applicants will benefit utility operations and customer service at all levels. As part of the merger integration process, the GPU Energy companies will review their existing procedures and determine how to combine their own "best practices" with those utilized by the FirstEnergy utilities. The management structure of GPU Energy, particularly as it is being reorganized to enhance its local regional focus on customer service, will ensure a high level of management attention on distribution system reliability. In addition, FirstEnergy has demonstrated a commitment to customer service and reliability. Combining FirstEnergy and GPU "best practices" in the area of customer service will further enhance the separate efforts undertaken to date to achieve a greater degree of reliability and service to individual customer needs.

                  22. The present rules, regulations, terms and conditions of service that are in effect for Met-Ed and Penelec customers will not change as a result of Commission approval of this Joint Application and the completion of the merger. GPU Energy will continue to be fully subject to and accountable for the safeguards and standards promulgated by the Commission to foster safe, adequate and reliable service.

                  23. GPU Energy's customer service rates likewise will continue to be subject to full Commission jurisdiction, and will not be adversely impacted as a result of the merger. GPU Energy retail rates currently are subject to rate caps that were set as part of GPU Energy's approved restructuring plan. These existing rates cannot be changed without further authorization from the Commission. The proposed merger will have no adverse impact on Met-Ed's and Penelec's rates charged to their Pennsylvania customers. No merger-related costs in excess of merger related savings (that is, transaction costs, severance payments, etc.) will become part of GPU Energy's cost of service for ratemaking purposes.

                  24. Access to FirstEnergy's additional resources and expertise in providing cost-effective supply options in competitive markets will further complement efforts to accommodate customers who rely upon Met-Ed and Penelec for their supply of electricity.

                  25. As stated previously, FirstEnergy and GPU share a strong commitment to enhancing customer service. The merger will facilitate and build upon these areas of expertise and common experience, and make additional, experienced resources available when needed to meet emergencies, storm outages or other similar circumstances.

                  26. One of the challenges confronting the electric industry is the training of new talent to replace a growing number of experienced line crew members who are reaching retirement age. Among the "best practices" employed by FirstEnergy is a working partnership with local community colleges to offer interested and qualified individuals the opportunity to learn new skills through a new two year electric utility technology degree, with an emphasis on electric line maintenance. Following consummation of the merger, a concerted effort will be made to bring this type of educational opportunity to the communities served by GPU Energy.

         2.  ENHANCED EFFICIENCIES

                  27. The Applicants are confident that the planned merger will create new opportunities for enhanced business and utility operations efficiencies. The merger will permit the Applicants to eliminate certain duplicative activities and allow for more efficient use of their combined staffing, particularly at the corporate and administrative levels. It is also expected that reduced expenses will result from the merger in areas such as insurance, facilities and professional services.

                  28. Implementation of the merger will build upon the efforts already undertaken and achieved in recent years at GPU Energy to restructure and streamline its workforce, and to ensure a strong local presence in each of its operating regions in

Pennsylvania. As previously stated, both FirstEnergy and GPU share several fundamental principles in operating their utility businesses in a cost-effective and efficient manner. They each have a management philosophy that places authority and accountability at the local level, within each region of the utility's customer base. Authority and responsibility for insuring system performance within each region rests with its local hands-on leadership team and their compensation is tied closely to meeting key performance goals within the regions. Among these responsibilities are active participation in numerous worthwhile local community activities and in city, township and other key municipal and community meetings, to insure that these key stakeholders are properly supported.

                  29. The merger will offer expanded opportunities to GPU Energy employees for career advancement and professional growth. All existing contracts, agreements, collective bargaining agreements and commitments which apply to any current or former GPU Energy employees, and were entered into prior to the merger agreement (or are otherwise provided for in the agreement), will be honored and in no way affected by the merger. In addition, FirstEnergy has agreed that it will consider GPU employees for positions with the combined company using criteria including previous work history, job experience and other qualifications. As a further indication of a strong commitment to GPU Energy, the merger transition team includes several GPU representatives, including GPU's current Chairman, President and Chief Executive Officer who will serve as FirstEnergy's Chairman until his retirement.

         3.  CONTINUED STRONG LEADERSHIP IN LOCAL COMMUNITIES

                  30. Neither Met-Ed nor Penelec are being restructured as a result of the proposed merger. Both companies will continue to provide service within their present service territories. As further evidence of a continuing commitment to the local communities served by GPU Energy, for a minimum of three years FirstEnergy will maintain the levels of existing charitable commitments of GPU Energy. Thereafter, FirstEnergy will continue to support local charities, at levels consistent with its commitments to other communities it serves.

                  31. Through FirstEnergy, Met-Ed and Penelec will continue to play an important role in the economic growth of Pennsylvania and the local communities they serve. Both Met-Ed and Penelec will continue as significant employers and responsible corporate citizens, and intend to continue their commitments and proactive support for local communities. By continuing to work to provide increasingly reliable service, to improve customer service satisfaction levels, to attain operational excellence and to seek deployment of new technologies that benefit their customers, Met-Ed and Penelec will continue to be strong and productive leaders in contributing to Pennsylvania's economic growth.

E.       IMPACT ON COMPETITION

                  32. As supported by the attached testimony of Rodney Frame from Analysis Group/Economics, the merger will have no adverse effect on competition in the supply and distribution of electricity in Pennsylvania. There will be no concentration of generation ownership as a result of the merger, particularly since Met-Ed and Penelec have completed the divestiture of substantially all of their electric generation assets pursuant to their Commission-approved restructuring plan.

                  33. GPU Energy will continue to operate and provide electric utility service within Met-Ed and Penelec service territories under the same market conditions as currently prevail, and these utilities will remain fully subject to the Commission's jurisdiction. Moreover, as further assurance in support of this Joint Application, FirstEnergy also intends to have GPU Energy's transmission system continue to be a part of the PJM Interconnection LLC.

                  34. As further affirmative support for this Joint Application, the Applicants are providing herewith the written testimony, under oath, from an independent expert, Rodney Frame, to confirm that the merger will not result in the unlawful exercise of market power or otherwise unlawfully prevent retail electricity customers in Pennsylvania from obtaining the benefits of a properly functioning competitive retail market.

                  35. FirstEnergy's future participation as a retail competitive electric generation supplier in Pennsylvania following approval and implementation of the merger will remain subject to all applicable requirements and regulations, including code of conduct provisions, imposed by the Commission with respect to such activities.

F.       SUPPORTING TESTIMONY

                  36. Attached to this Joint Application in support of the relief sought by the Applicants is the sworn written testimony of the following individuals:

FRED D. HAFER -                     Chairman, Chief Executive Officer and
                                    President of GPU. Mr. Hafer's testimony
                                    provides a summary of the benefits to GPU
                                    Energy's customers and employees from the merger.

ANTHONY J. ALEXANDER -              President of FirstEnergy Corp. Mr.
                                    Alexander's testimony provides a summary of the merger's effect on Pennsylvania from the perspective of FirstEnergy.

MICHAEL J. CHESSER -                President and Chief Executive Officer of GPU
                                    Energy. Mr. Chesser's testimony provides a summary of the merger from GPU Energy's perspective.

RODNEY FRAME -                      Analysis Group/Economics. Mr. Frame's
                                    testimony sets forth his analysis and
                                    conclusions regarding market power
                                    considerations pertaining to the proposed merger.

G.       ADDITIONAL SUPPORTING DATA

                  37. Attached to this Joint Application, and made part hereof, are several appendices that provide additional data supporting the Applicants' request for approval of the proposed merger.

                  38. Attached hereto as Exhibit "E" is a true and correct copy of the required filing on Form S-4 with respect to the planned merger, as declared effective by the Securities and Exchange Commission on October 13, 2000. Pertinent financial information concerning the Applicants is incorporated by reference in the Form S-4 , and incorporated further herein by reference.

                  39. Attached hereto as Exhibit "F" are certified copies of the meeting minutes of the Boards of Directors of the Applicants, authorizing the merger to proceed.

                  40. Pursuant to the Commission's Rules of Practice and Procedure, all annual reports, other routine periodic reports to the Commission, certificates of public convenience, securities certificates and similar documents on file with the Commission with respect to the public utility Applicants are incorporated herein by reference and made part hereof.

H.       OTHER REQUIRED APPROVALS

                  41. In addition to approval from the Commission, several other regulatory approvals will be required before the merger can be concluded. These include approvals from the Securities and Exchange Commission, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Federal Communications Commission, a provincial regulatory authority in Argentina and the New Jersey Board of Public Utilities. The Applicants will submit to the Commission the Federal Energy Regulatory Commission filing, which is being made contemporaneously with the filing of this Joint Application.

                  42. The proposed merger also is subject to the affirmative vote of each company's shareholders, both scheduled to take place on November 21, 2000.

I.       PROPOSED PROCEDURAL SCHEDULE

                  43. The planned merger is at a parent company level and does not directly involve any Pennsylvania public utility. Thus, the Commission's ongoing jurisdictional authority over the public utility Applicants remains totally undisturbed by the planned merger. Given such circumstances, combined with the ample support accompanying this Joint Application, the Applicants hope to expedite the Commission's review and approval process.

                  44. The Applicants request that all reasonable steps be taken to complete any proceeding resulting from this filing within five months, so that the merger may be concluded in the Spring of 2001. Such a completion date is reasonable and achievable since the merger has no direct affect on any jurisdictional operating utilities and will be occurring subsequent to the completion of GPU Energy's electric restructuring proceedings.

                  45. The merger will create a combined company that is bigger, stronger and more able to compete than either FirstEnergy or GPU would be alone. The last two years have demonstrated that uncertainty in the electric industry and the competitive generation market will increase rapidly during this critical transition from a regulated to a competitive structure . The proposed FirstEnergy/GPU merger will create improved opportunities for GPU Energy's customers, its employees and the shareholders of both parent companies. The opportunities created by this merger should be expedited, not delayed.

J.       CONCLUSION

                  46. For all of the reasons set forth in and supported by this Joint Application, the proposed merger will promote the "service, accommodation, convenience, or safety of the public"; and, thus, satisfies the legal requirements for approval by this Commission.

                  WHEREFORE, the Applicants respectfully urge the Commission to grant the approval and authorizations requested herein.

                                            Respectfully submitted,

Dated:     November 9, 2000                 /s/ W. Edwin Ogden
                                            ---------------------------------
                                            W. Edwin Ogden
                                            Alan Michael Seltzer
                                            RYAN, RUSSELL, OGDEN & SELTZER LLP
                                            Suite 301
                                            1100 Berkshire Boulevard
                                            Reading, PA 19610-1221
                                             (610) 372-4761

                                  AFFIDAVIT

        I, Fred D. Hafer, being duly sworn (affirmed) according to law, depose and say that I am authorized to make this affidavit on behalf of GPU, Inc., Metropolitan Edison Company and Pennsylvania Electric Company, being the Chairman of these corporations; that the facts above set forth are true and correct to the best of my knowledge, information and belief; and that the said corporations expect to be able to prove the same at any hearing hereof.


                                                /s/ Fred D. Hafer
                                                ------------------------------
                                                Fred D. Hafer



Sworn and subscribed before me
this 9th day of November, 2000.

/s/ Margaret M.Pinelli
----------------------
       Notary

       MARGARET M. PINELLI
   NOTARY PUBLIC OF NEW JERSEY
My Commission Expires Oct. 1, 2005

                                  AFFIDAVIT



        I, Anthony J. Alexander, being duly sworn (affirmed) according to law, depose and say that I am authorized to make this affidavit on behalf of FirstEnergy Corp., being the holder of the office of President with that corporation, and that the facts above set forth are true and correct to the best of my knowledge, information and belief and FirstEnergy Corp. expects to be able to prove the sae at any hearing hereof.



                                                /s/ Anthony Alexander
                                                ------------------------------
                                                Anthony Alexander

Sworn and subscribed before me
this 9th day of November, 2000.


/s/ Dorothy A. Bratanov
------------------------
         Notary

Notary Public, State of Ohio
My Commission expires Feb. 24, 2003

                                                                       Exhibit A

                 GPU ENERGY PENNSYLVANIA TERRITORY AND CUSTOMERS

                  Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") collectively operate in Pennsylvania under the trade name of "GPU Energy." From their corporate headquarters at 2800 Pottsville Pike, Reading, Pennsylvania, Met-Ed and Penelec serve approximately one million customers in territories encompassing over 20,000 square miles in northern, central and eastern Pennsylvania.

                  As of September 30, 2000 Met-Ed provides service to 491,929 retail customers in the following portions of the Commonwealth of Pennsylvania:

EASTON AREA

Bucks County - Borough of Riegelsville
Townships of Bridgeton, Durham, Nockamixon and Tinicum

Monroe County - Boroughs of Delaware Water Gap, East Stroudsburg and
Stroudsburg Townships of Chestnuthill, Hamilton, Middle Smithfield, Price, Ross, Smithfield and Stroud

Northampton County - City of Easton
Boroughs of Bangor, Bath, Chapman, East Bangor, Glendon, Nazareth, Pen Argyl, Portland, Roseto, Stockertown, West Easton, Wilson and Wind Gap

Townships of Allen, Bethlehem, Bushkill, East Allen, Forks, Lehigh, Lower Mt. Bethel, Lower Nazareth, Moore, Palmer, Bplainfield, Upper Mt. Bethel, Upper Nazareth, Washington and Williams

Pike County - Townships of Delaware, Dingman and Lehman

READING AREA

Berks County - City of Reading

Boroughs of Bally, Bechtelsville, Bernville, Birdsboro, Boyertown, Centerport, Fleetwood, Hamburg, Kenhorst, Kutztown, Laureldale, Leesport, Lenhartsville, Lyons, Mohnton, Mt. Penn, St. Lawrence, Shillington, Shoemakersville, Strausstown, Temple, Topton, West Reading and Wyomissing

Townships of Albany, Alsace, Amity, Bern, Brecknock, Centre, Colebrookdale, Cumru, District, Douglass, Earl, Exeter, Greenwich, Hereford, Jefferson, Longswamp, Lower Alsace, Maidencreek, Maxatawny, Muhlenberg, North Heidelberg, Oley, Ontelaunee, Penn, Perry, Pike, Richmond, Robeson, Rockland, Ruscombmanor, Spring, Tilden, Union, Upper Bern, Washington and Windsor

Chester County - Township of Warwick

Lancaster County - Borough of Adamstown
Township of Brecknock

Lehigh County - Townships of Lowhill, Lynn and Weisenberg

Montgomery County - Townships of Douglass, Lower Pottsgrove, Upper Frederick, New Hanover and Upper Pottsgrove

LEBANON AREA

Berks County - Borough of Womelsdorf
Townships of Bethel, Jefferson, Marion, Tulpehocken, and Upper Tulpehocken

Dauphin County - Borough of Middletown
Townships of Conewago, Derry, East Hanover, Londonderry and Lower Swatara

Lancaster County - Township of Conoy and West Donegal

Lebanon County - City of Lebanon

Boroughs of Cleona, Cornwall, Jonestown, Mt. Gretna, Myerstown, Richland and Palmyra

Townships of Annville, Bethel, Cold Spring, East Hanover, Heidelberg, Jackson, North Annville, North Cornwall, North Lebanon, North Londonderry, South Annville, South Lebanon, South Londonderry, Swatara, Union, West Cornwall and West Lebanon

YORK AREA

Adams County - Boroughs of Abbottstown, Arendtsville, Bendersville, Biglerville, Bonneauville, Carroll Valley, East Berlin, Fairfield, Gettysburg, Littlestown, McSherrystown, New Oxford and York Springs

Townships of Berwick, Butler, Conewago, Cumberland, Franklin, Freedom, Germany, Hamilton, Hamiltonban, Highland, Huntington, Latimore, Menallen, Mt. Joy, Mt. Pleasant, Oxford, Reading, Straban, Tyrone and Union

Cumberland County - Borough of Mt. Holly Springs
Townships of Cooke, Dickinson, Monroe, South Middleton and Upper Allen

Dauphin County - Township of Londonderry

York County - City of York
Boroughs of Cross Roads, Dallastown, Dillsburg, Dover, Fawn Grove, Felton, Franklintown, Glen Rock, Hallam, Hanover, Jacobus, Jefferson, Loganville, Manchester, Mount Wolf, New Freedom, New Salem, North York, Railroad, Red Lion, Seven Valleys, Shrewsbury, Spring Grove, Stewartstown, Wellsville, West York, Windsor, Winterstown, Wrightsville, Yoe, York Haven and Yorkana

Townships of Carroll, Chanceford, Codorus, Conewago, Dover, East Hopewell, East Manchester, Fairview, Fawn, Franklin, Heidelberg, Hellam, Hopewell, Jackson, Lower Windsor, Manchester, Manheim, Monaghan, Newberry, North Codorus, North Hopewell, Paradise, Penn, Shrewsbury, Springettsbury, Springfield, Spring Garden, Warrington, Washington, West Manchester, West Manheim, Windsor and York

                  As of September 30, 2000 Penelec provides service to 578,259 retail customers in the following portions of the Commonwealth of Pennsylvania:

ARMSTRONG COUNTY

         Townships of Cowanshannock

BEDFORD COUNTY

         Bedford, Cessna, Claar, Defiance, Everett, Fishertown, Hopewell, King, Langdondale, Loysburg, Manns Choice, New Enterprise, New Paris, Osterburg, Pleasantville, Queen, Rainsburg, Riddlesburg, Saxton, Schellsburg, Six Mile Run, St. Clairsville, Stonerstown, Water Side, Wolfsburg, Woodbury, Yellow Creek and territory adjacent thereto.

BLAIR COUNTY

         Altoona, Bellwood, Canoe Creek, Claysburg, Curryville, Duncansville, East Freedom, Frankstown, Fredericksburg, Hollidaysburg, Martinsburg, McKee, Newry, Roaring Spring, Sharpsburg, Sproul, Tyrone, Williamsburg and territory adjacent thereto.

BRADFORD COUNTY

         Boroughs of Alba, Athens, Burlington, Canton, LeRaysville, Monroe, New Albany, Rome, Sayre, South Waverly, Sylvania, Towanda, Troy and Wyalusing

         Townships of Albany, Armenia, Asylum, Athens, Burlington, Canton, Columbia, Franklin, Granville, Herrick, LeRoy, Litchfield, Monroe, North Towanda, Orwell, Overton, Pike, Ridgebury, Rome, Sheshequin, Smithfield, South Creek, Springfield, Standing Stone, Terry, Towanda, Troy, Tuscarora, Ulster, Warren, Wells, West Burlington, Wilmot, Windham, Wyalusing and Wysox

CAMBRIA COUNTY

         City of Johnstown

         Boroughs of Amsbry, Ashville, Bakerton, Barnesboro, Belsano, Brownstown, Carrolltown, Carrolltown Roads, Cassandra, Cherry Tree, Chest Springs, Colver, Coupon, Cresson, Cymbria Mines, Daisytown, Dale, Dean, Dysart, Ebensburg, Ehrenfeld, Emeigh Run, Ferndale, Franklin, French Hill, Gallitzin, Geistown, Hastings, Hoguetown, Jamestown, Lilly, Lorain, Loretto, Martindale, Morgantown, Nanty-Glo, Nicktown, Patton, Portage, Revloc, Sandertown, Scalp Level, Shaft, Sonman, South Fork, Southmont, Spangler, St. Benedict, St. Bonifacius, Summit, Tunnelhill, Twin Rocks, Vintondale, Westmont, Wilmore and territory adjacent thereto.

         Townships of Adams, Conemaugh, Croyle, East Taylor, Jackson, Lower Yoder, Middle Taylor, Portage, Reade, Richland, Stonycreek, Summerhill, Upper Yoder, West Taylor and White


CENTRE COUNTY

         Boroughs of Philipsburg, Snow Shoe and South Philipsburg

         Townships of Burnside, Rush and Snow Shoe

CLARION COUNTY

         Boroughs of Callensburg, Foxburg, Knox, Shippensville and St.
         Petersburg

         Townships of Ashland, Beaver, Elk, Farmington, Highland, Knox, Licking, Paint, Richland, Salem and Washington

CLEARFIELD COUNTY

         City of DuBois

         Boroughs of Brisbin, Burnside, Chester Hill, Clearfield, Coalport, Curwensville, Glenhope, Grampian, Houtzdale, Irvona, Lumber City, Mahaffey, Newburg, New Washington, Osceola, Ramey, Troutville, Wallaceton and Westover

         Townships of Beccaria, Bell, Bigler, Bloom, Boggs, Bradford, Brady, Burnside, Chest, Cooper, Covington, Decatur, Ferguson, Girard, Goshen, Graham, Greenwood, Gulich, Huston, Jordan, Karthaus, Knox, Lawrence, Morris, Penn, Pike, Pine, Sandy, Union and Woodward

CRAWFORD COUNTY

         Cities of Meadville and Titusville

         Boroughs of Blooming Valley, Cambridge Springs, Centerville, Cochranton, Conneautville, Hydetown, Linesville, Saegertown, Spartansburg, Springboro, Townville, Venango and Woodcock

         Townships of Athens, Beaver, Bloomfield, Cambridge, Conneaut, Cussewago, East Fairfield, East Mead, Fairfield, Greenwood, Hayfield, North Shenango, Oil Creek, Pine, Randolph, Richmond, Rockdale, Rome, Sadsbury (portion), Sparta, Spring, Steuben, Summerhill, Summit, Union, Venango, Vernon, West Mead and Woodcock

CUMBERLAND COUNTY

         Newburg, Shippensburg and territory adjacent thereto.

ERIE COUNTY

         Cities of Corry and Erie

         Boroughs of Albion, Cranesville, East Springfield, Edinboro, Elgin, Fairview, Lake City, McKean, Mill Village, North East, Platea, Union City, Waterford, Wattsburg and Wesleyville

         Townships of Amity, Concord, Conneaut, Elk Creek, Fairview, Franklin, Girard, Greene, Greenfield, Harbourcreek, Lawrence Park, LeBoeuf, McKean,

         Millcreek, North East, Springfield, Summit, Union, Venango, Washington, Waterford and Wayne


FOREST COUNTY

         Borough of Tionesta

         Townships of Barnett, Green, Harmony, Hickory, Jenks, Kingsley and Tionesta


FRANKLIN COUNTY

         Concord, Doylestown, Dry Run, Fannettsburg, Orrstown, Roxbury, Spring Run, Upper Strasburg and territory adjacent thereto.

HUNTINGDON COUNTY

         Alexandria, Ardenheim, Barree, Birmingham, Blairs Mills, Broad Top City, Coalmont, Dudley, Franklinville, Graysville, Huntingdon, Mapleton, Marklesburg, McConnellstown, Mill Creek, Mount Union, Orbisonia, Petersburg, Robertsdale, Rock Hill, Saltillo, Shade Gap, Shirleysburg, Spruce Creek, Three Springs, Union Furnace, Water Street, Woodvale and territory adjacent thereto.

INDIANA COUNTY

         Boroughs of Armagh, Blairsville, Clymer, Glen Campbell, Homer City, Indiana, Jacksonville, Marion Center, Plumville, Smicksburg and Shelocta

         Townships of Armstrong, Banks, Blacklick, Brush Valley, Buffington, Burrell, Canoe, Center, Cherryhill, Conemaugh, East Mahoning, East Wheatfield, Grant, Green, Montgomery, North Mahoning, Pine, Rayne, Southe Mahoning, West Mahoning, West Wheatfield, White and Young

JEFFERSON COUNTY

         Boroughs of Big Run, Brockway, Brookville, Corsica, Falls Creek, Punxsutawney, Reynoldsville, Summerville, Sykesville, Timblin and Worthville

         Townships of Barnett, Beaver, Bell, Clover, Eldred, Gaskill, Henderson, Knox, McCalmont, Oliver, Perry, Pine Creek, Porter, Ringgold, Rose, Snyder, Union, Warsaw, Washington, Winslow and Young


JUNIATA COUNTY

         East Waterford, Honey Grove, Spruce Hill, Waterloo, Academia, Walnut and territory adjacent thereto.

LYCOMING COUNTY

         Townships of Cascade, Gamble, Jackson, Lewis, McIntyre, McNett and Plunketts Creek


McKEAN COUNTY

         City of Bradford

         Boroughs of Eldred, Lewis Run and Port Allegany

         Townships of Annin, Bradford, Ceres, Corydon, Eldred, Foster, Hamilton, Keating, LaFayette, Liberty and Otto


MIFFLIN COUNTY

         Alfarata, Belleville, Burnham, Kistler, Lewistown, Mattawana, Maitland, McVeytown, Milroy, Newton Hamilton, Paintersville, Reedsville, Yeagertown and territory adjacent thereto.

PERRY COUNTY

         Blain, New Germantown and territory adjacent thereto.


POTTER COUNTY

         Boroughs of Galeton, Ulysses and Shinglehouse

         Townships of Abbott, Bingham, Genesee, Harrison, Hector, Pike, Sharon, Ulysses and West Branch


SOMERSET COUNTY

         Boroughs of Addison, Benson, Boswell, Central City, Confluence, Garrett, Jennertown, Meyersdale, New Centerville, Paint, Rockwood, Salisbury, Shanksville, Somerset, Stoystown, Ursina and Windber

         Townships of Addison, Black, Brothersvalley, Conemaugh, Elk Lick, Jefferson, Jenner, Lincoln, Lower Turkeyfoot, Milford, Ogle, Paint, Quemahoning, Shade, Somerset, Stonycreek, Summit and Upper Turkeyfoot


SULLIVAN COUNTY

         Boroughs of Dushore, Eagles Mere and Laporte

         Townships of Cherry, Colley, Davidson, Elkland, Forks, Fox, Hillsgrove, Laporte and Shrewsbury


SUSQUEHANNA COUNTY

         Boroughs of Friendsville, Great Bend, Hallstead, Hop Bottom, Lanesboro, Little Meadows, Montrose, New Milford, Oakland, Susquehanna and Thompson

         Townships of Apolacon, Ararat, Auburn, Bridgewater, Brooklyn, Choconut, Dimock, Forest Lake, Franklin, Gibson, Great Bend, Harford, Harmony, Jackson, Jessup, Lathrop, Lenox, Liberty, Middletown, New Milford, Oakland, Rush, Silver Lake, Springville and Thompson


TIOGA COUNTY

         Boroughs of Blossburg, Elkland, Knoxville, Lawrenceville, Liberty, Mansfield, Roseville, Tioga, and Westfield

         Townships of Bloss, Brookville, Charleston, Chatham, Clymer, Covington, Deerfield, Delmar, Duncan, Elk, Elkland, Farmington, Gaines, Hamilton, Jackson, Lawrence, Liberty, Morris, Nelson, Osceola, Putnam, Richmond, Rutland, Shippen, Sullivan, Tioga, Union, Ward and Westfield

VENANGO COUNTY

         Cities of Franklin and Oil City

         Boroughs of Clintonville, Cooperstown, Emlenton, Pleasantville, Polk, Rouseville and Utica.

         Townships of Allegheny, Canal, Cherry Tree, Clinton, Cornplanter, Cranberry, French Creek, Irwin, Jackson, Oakland, Oil Creek, Pine Grove, Plum, Richland, Sandy Creek, Scrubgrass and Sugar Creek.

WARREN COUNTY

         Boroughs of Bear Lake, Clarendon, Sugar Grove, Tidioute, Warren and Youngsville

         Townships of Brokenstraw, Columbus, Conewango, Corydon, Deerfield, Eldred, Elk, Farmington, Freehold, Glade, Kinzua, Limestone, Mead, Pine Grove, Pittsfield, Pleasant, Sheffield, Southwest, Spring Creek, Sugar Gove and Triumph


WAYNE COUNTY

         Borough of Starrucca

         Townships of Buckingham, Manchester, Preston and Scott

WESTMORELAND COUNTY

         Boroughs of Bolivar, Livermore, New Florence and Seward

         Townships of Derry, Fairfield and St. Clair


WYOMING COUNTY

         Boroughs of Laceyville, Meshoppen, Nicholson and Tunkhannock

         Townships of Braintrim, Eaton, Exeter, Falls, Forkston, Lemon, Mehoopany, Meshoppen, Nicholson, North Branch, North Moreland, Tunkhannock, Washington and Windham

                                                                       Exhibit B

         HISTORY OF GPU, INC. AND ITS PENNSYLVANIA UTILITY SUBSIDIARIES

         GPU, Inc. is a public utility holding company registered under the Public Utility Holding Act of 1935. GPU, Inc. was originally incorporated in 1946 in New York as General Public Utilities Corporation.

Pennsylvania Electric Company ("Penelec") and Metropolitan Edison Company ("Met-Ed") are wholly-owned public utility subsidiaries of GPU, Inc.

PENELEC HISTORY

Penelec traces its origin to 1885, when Johnstown Electric Light Company was formed. In 1901, the Johnstown Steam Heating Company was merged with the electric company and the charter was amended to Johnstown Light, Heat and Power Company. A short time later, two additional electric companies were organized by other interests to serve the Johnstown area, the Consumers Light, Heat and Power Company and Citizens Light, Heat and Power Company. Within a few years, these three companies came together under common ownership and were merged and reorganized into Citizens Light, Heat and Power Company of Pennsylvania which received its charter in 1909.

In 1911, control of the Citizens Company in Johnstown was acquired by H. D. Walbridge and Company of New York. Walbridge and Company then organized and financed Penn Electric Service Company to develop territory south and east of Johnstown in Somerset and Cambria Counties. Both Citizens and Penn Electric companies were headquartered in Johnstown, Pennsylvania.

A new company Penn Public Service Company was organized and financed by Walbridge Company to operate and develop territory to the north and west of Johnstown. One of the first companies purchased by Penn Public Service Company was the Philipsburg Electric Light, Power and Heating Company. In addition, Central Pennsylvania Light and Power Company, Centre and Clearfield Street Railway Company and several other small companies were acquired.

In 1919, Citizens Light, Heat and Power Company of Pennsylvania, Penn Electric Service Company and Penn Public Service Company were merged to form Penn Public Service Corporation, which development was the beginning of the present Pennslvania Electric Company system.

         In September 1925, the Associated Gas and Electric Company of New York purchased from the Walbridge interests all of the investment in Penn Public Service Corporation which, with all its affiliated companies, was, in turn, designated the Western Pennsylvania Group of the Associated System.


         The name "Penn Public Service Corporation" was changed to "Pennsylvania Electric Company" in 1927. During the next few years many small companies were acquired and merged with Penelec, making a total of 61 mergers during the period from 1919 to 1938.

         In 1943, Keystone Public Service Company, Bradford Electric Company, and Erie County Electric Company were acquired and merged with Pennsylvania Electric Company and the trade name "Penelec" was adopted in 1944.

         In 1956, Penelec's service territory was increased by more than one-third through a merger with Northern Pennsylvania Power Company. The facilities of Penelec and North Penn had been interconnected since 1954 and Penelec had been supplying substantially all of North Penn's power requirements since 1955. As lessee of a subsidiary, The Waverly Electric Light and Power Company, North Penn also serve the Village of Waverly, New York and vicinity.

         Brockway Light, Heat & Power Company and Colver Electric companies were added in 1958. Three other additions to the Penelec system included Waterford Electric Company in 1976, Rockingham Light, Heat & Power Company and Windber Electric Corporation in 1978.

         MET-ED HISTORY

         The present Met-Ed had as its origin the Reading Electric Light & Power Company in 1894 which was leased by Metropolitan Electric Company for a period of ninety-nine years. In 1922, Metropolitan Electric Company together with the Lebanon Valley Electric Company and the Edison Electric Illuminating Company of Lebanon were merged to form the original Metropolitan Edison Company. Various mergers quickly followed including York Haven Water & Power Company and Weimer Electric Light & Power Company in 1924. Three companies were added in 1925, these were Hanover Power Company, Gettysburg Electric Company and Cumberland Valley Light & Power Company.

         In 1928, an additional twelve mergers took place including the addition of Birdsboro Electric Company, The French Creek Electric Company, Weisenberg Township Electric Company, Annville & Palmyra Electric Company, Topton Electric Light & Power Company, Berks Lehigh Electric Company, Bernville Electric Light, Heat & Power Company, The Boyertown Electric Company, Hamburg Gas & Electric Company, Blue Mountain Electric Company, Ortanna Electric Light & Power Company and the Pennsylvania Edison Company of Easton.

         The year 1930 brought the addition of Fleetwood & Kutztown Electric Light, Heat & Power Company into the fold, and in 1936, Boiling Springs Electric Company became part of the merged company. Edison Light & Power Company was merged with Met-Ed in 1950.

         Met-Ed is the holder of all of the common stock of York Haven Power Company, the owner of a small, hydroelectric generating station.

                                                                       EXHIBIT C



                             HISTORY OF FIRSTENERGY


         FirstEnergy Corp. is a diversified energy services holding company headquartered in Akron, Ohio. Formed in 1997 through the merger of Ohio Edison Company and the former Centerior Energy Corp., its electric utility operating companies - Ohio Edison and its Pennsylvania Power subsidiary, The Illuminating Company and Toledo Edison - comprise the nation's 10th largest investor-owned electric system, serving 2.2 million customers within 13,200 square miles of northern and central Ohio and western Pennsylvania. FirstEnergy produces nearly $6.3 billion in annual revenues and owns more than $18 billion in assets, including ownership in 16 power plants.

         FirstEnergy also is involved in the exploration and production of oil and natural gas, and the transmission and marketing of natural gas, including service to more than 130,000 business and residential customers. Its resources include interests in more than 7,700 oil and gas wells, with proved reserves of 450 billion cubic equivalent of natural gas and 5,000 miles of pipelines.

         FirstEnergy offers a wide array of energy-related products and services
- including heating, ventilating, air conditioning, refrigeration and energy management services - through its FirstEnergy Facilities Services Group, Inc. subsidiary, which includes 11 leading electrical and mechanical enterprises headquartered in Ohio, Pennsylvania, Indiana, Maryland, New York, New Jersey and Virginia.

         For more information, visit our Internet site - www.firstenergycorp.com.

HISTORY OF OHIO EDISON COMPANY

         Ohio Edison can trace its roots back more than a century to some 200 predecessor companies in northeastern and central Ohio. In the 1880s, many small companies were providing communities with street lighting. The first electric arc street light service appeared in Akron, the current headquarters of Ohio Edison, in 1879, when the Barberton Match Company pioneered the use of electricity by means of a 13-horsepower engine-driven electric motor that operated 17 arc lamps in its plant.

         Some companies were using electricity to power their street car systems. As these electric transit companies grew, they were encouraged to supply electric service to residents adjacent to their rail lines. This new revenue opportunity turned into the main source of a company's income when the interurban lines were gradually replaced by automobiles and buses.

         The Ohio Edison of today had its beginnings in 1930, when it was organized as a consolidation of five smaller companies, including the Pennsylvania-Ohio Power and Light Company of Youngstown, The Northern Traction and Light Company of Akron, The Ohio Edison Company of Springfield, The Akron Steam Heating Company, and The London Light and Power Company of Springfield.

         In 1944, Ohio Edison acquired Pennsylvania Power Co., which today remains an Ohio Edison subsidiary.

         The next major expansion of Ohio Edison came in 1950 when the Company acquired Ohio Public Service Company, which served 322 communities in northern Ohio.

         By the early 1 990s, the Ohio Edison System had exceeded the 1-million mark in total customers.

         In 1997, Ohio Edison merged with Centerior Energy Corp. to form FirstEnergy Corp., headquartered in Akron.

         Currently, Ohio Edison remains a FirstEnergy electric utility operating company and serves approximately 1.1 million residential, commercial and industrial customers.

HISTORY OF PENNSYLVANIA POWER COMPANY

         On July 1, 1926, the Shenango Valley Electric Company, the Mercer County Light, Heat & Power Company and the New Castle Electric Company joined to form Pennsylvania Power Company.

         Four years later, the company merged with Harmony Electric Company and Peoples Power Company. In 1931, as part of the Commonwealth and Southern Corporation, Penn Power was set up as a separate operating unit, headquartered in New Castle, Pennsylvania. Divisional offices also were established in Sharon and Greenville.

         In 1944, Ohio Edison acquired all the outstanding common stock of Penn Power, and it remains a subsidiary of Ohio Edison today.

         Currently, Penn Power serves about 150,000 electric customers in the Pennsylvania counties of Lawrence, Mercer, Beaver, Butler, Crawford and Allegheny.

HISTORY OF THE ILLUMINATING COMPANY

         When the industrial revolution spread to this country, Cleveland ultimately became a leader, but it wasn't until the advent of electric service in the late 1800s that industrial growth here really shifted into high gear. And from the beginning, The Cleveland Electric Illuminating Company made electricity for lighting the city streets and powering the factories and businesses that drove the revolution and the economy.

         In 1878, Cleveland engineer Charles Brush patented an arc lamp that ran on electricity. Within a year, he collaborated with the Cleveland Telegraph Supply Company to build a demonstration project to light Public Square. By 1884, Brush's inventiveness led to the creation of the world's first streetcar on Central Avenue. The Cleveland General Electric Company bought Brush's electric company in 1892, along with several others in the city, and two years later changed the name to The Cleveland Electric Illuminating Company (CEI).

         In 1986, The Illuminating Company merged with Toledo Edison and formed Centerior Energy Corporation.

         In 1997, Centerior Energy merged with Ohio Edison to form FirstEnergy Corp., headquartered in Akron.

         Currently, The Illuminating Company remains a FirstEnergy electric utility operating company and serves approximately 750,000 residential, commercial and industrial customers in northeast Ohio.

HISTORY OF TOLEDO EDISON

         The roots of Toledo Edison are deeply intertwined with those of the early streetcar and electric companies in Toledo. Through a complex set of mergers, acquisitions and new business ventures at the turn-of-the-century and beyond, the Toledo Edison Company emerged in 1921 to provide electric, gas and steamheating services. The Company expanded during the 1920s through a series of acquisitions and by the end of the decade served most of Northwest Ohio.

         Toledo Edison continued to grow and prosper over the next several decades. In the 1960s, the Company began exploring the use of nuclear power, leading to the construction of the Davis-Besse Nuclear Power Plant in Oak Harbor, Ohio, on Lake Erie. Davis-Besse began generating power in 1977.

         In 1986, Toledo Edison merged with The Illuminating Company and formed Centerior Energy Corporation.

         In 1997, Centerior Energy merged with Ohio Edison to form FirstEnergy Corp., headquartered in Akron.

         Currently, Toledo Edison remains a FirstEnergy electric utility operating company and serves approximately 300,000 residential, commercial and industrial customers in northwest Ohio.

                EXHIBIT D - COPY OF AGREEMENT AND PLAN OF MERGER
                    BETWEEN FIRSTENERGY CORP. AND GPU, INC.
                          DATED AS OF AUGUST 8, 2000.



                         EXHIBIT INTENTIONALLY OMITTED.

                    EXHIBIT E - S-4 REGISTRATION STATEMENT.



                         EXHIBIT INTENTIONALLY OMITTED.

                                                                       EXHIBIT F

                CERTIFIED COPIES OF BOARDS OF DIRECTORS MINUTES
                               AUTHORIZING MERGER

       Extract From the Minutes of a Meeting of the Board of Directors of
                     FirstEnergy Corp. held August 8, 2000


                                ----------------


         Mr. Burg described the discussions he had had with members of the Board of Directors during the night of August 7, 2000, wherein he had described his negotiation of a proposed merger of FirstEnergy Corp. with GPU, Inc. on the terms authorized by the Board of Directors at its meeting on August 4, 2000, and the successful negotiation and preparation of a definitive Merger Agreement incorporating those terms by the two companies and their respective counsel. Mr. Burg described the request of the chairman of GPU, Inc., on the evening of August 7, 2000, after a GPU, Inc. board meeting, to change the terms of the proposed merger so that, while the value of the transaction remained at $36.50, the shareholders of GPU, Inc. would be offered the opportunity to elect to receive such value in cash or common shares of FirstEnergy Corp., subject in each case to proration to ensure that the aggregate consideration to all shareholders would be 50 percent cash and 50 percent stock, with the value of FirstEnergy Corp. shares determined based on a 20-day average trading price ending shortly before the closing date for the merger, subject to a minimum price of $24.2438 and a maximum price of $29.6313 per share of FirstEnergy Corp. common stock.

         Mr. Burg had told the Board of Directors that Morgan Stanley & Co. Incorporated had performed a revised analysis of the proposed merger using the proposed new terms and had furnished the results of such analysis, which included various hypothetical assumptions, to the management of FirstEnergy Corp. Mr. Burg discussed the implications of Morgan Stanley's analysis and advised that Morgan Stanley would render a fairness opinion with respect to the revised terms of the proposed merger. Mr. Burg then answered questions of the Board.

         After the presentation and discussions were conducted to the Board's satisfaction, Mr. Burg stated that the officers of FirstEnergy Corp. continue to believe that it is advantageous for FirstEnergy Corp. to consider and enter into the merger with GPU on the revised terms presented at this meeting.

         Upon motion duly made and seconded, the following resolutions were thereupon unanimously adopted:

                  RESOLVED: That this Board of Directors has determined that it is advisable for FirstEnergy Corp. to engage in a strategic business combination with GPU, Inc., whereby GPU, Inc. will merge with and into FirstEnergy Corp. (the "Merger"), with FirstEnergy Corp. continuing as the surviving corporation, and each issued and outstanding share of GPU, Inc.'s common stock will be converted into the right to receive $36.50 in cash and/or shares of common stock of FirstEnergy Corp., substantially upon the terms and conditions set forth in the draft Agreement and Plan of Merger (the "Agreement") previously presented to the Board of Directors but reflecting the terms approved by the Board of Directors at this meeting.;

                  RESOLVED FURTHER: That the Agreement be, and it hereby is adopted, approved and authorized and the Chairman and Chief Executive Officer or the President of FirstEnergy Corp. is hereby authorized to execute and deliver, on behalf of FirstEnergy Corp., the Agreement with such changes therein as he may, in his sole discretion, approve (such approval to be conclusively evidenced by his execution hereof);

                  RESOLVED FURTHER: That in all other respects the resolutions of this Board of Directors adopted at its meeting on August 4, 2000, are confirmed; and

                  RESOLVED FURTHER: That all acts and deeds heretofore done by any director, officer or assistant officer of FirstEnergy Corp. for and on behalf of FirstEnergy Corp. in entering into, executing, acknowledging or attesting any arrangements, agreements, instruments or documents in connection with the Merger or in furtherance of the intentions of these resolutions are hereby ratified, approved and confirmed.



                               ------------------

         I, Edward J. Udovich, Assistant Corporate Secretary of FirstEnergy Corp., do hereby certify that the foregoing is a true and correct copy of resolutions duly adopted at meeting of the Board of Directors of FirstEnergy Corp. duly called and held on August 8, 2000, at which a quorum was in attendance and voting throughout, and that said resolutions have not since been rescinded but are still in full force and effect.

         Executed this 26th day October 2000.








                                            /s/ Edward J. Udovich
                                           --------------------------------
                                           Assistant Corporate Secretary

      Extract From the Minutes of the Meeting of the Board of Directors of
                     FirstEnergy Corp. held August 4, 2000

                            -----------------------




         Mr. Burg introduced representatives from Morgan Stanley Dean Witter ("Morgan Stanley") who serve as financial advisor to FirstEnergy Corp.; and Winthrop, Stimson, Putnam & Roberts (WSP&R), who serve as legal counsel to FirstEnergy Corp.

         Mr. Alexander discussed the terms of the merger agreement with GPU, Inc., a corporation incorporated under the laws of the Commonwealth of Pennsylvania, the related proposed amendments to the Articles of Incorporation for FirstEnergy Corp. and the communications plan. Morgan Stanley representatives provided a detailed financial analysis and summary of the proposed merger and discussed the fairness of the merger. Messrs. Marsh and Clark, Ms. Vespoli, and Mr. Cusick of WSP&R discussed various financial, business and legal aspects of the proposed merger and matters related to GPU, Inc. Each presenter answered questions of the Board regarding the transaction.

         After all presentations and discussions were conducted to the Board's satisfaction, Mr. Burg stated that the officers of FirstEnergy Corp. have determined that it is advantageous for FirstEnergy Corp. to consider and enter into a strategic business combination with GPU, Inc.

         Upon motion duly made and seconded, the following resolutions were thereupon unanimously adopted:

                  RESOLVED: That this Board of Directors has determined that it is advisable for FirstEnergy Corp. to engage in a strategic business combination with GPU, Inc., whereby GPU, Inc. will merge with and into FirstEnergy Corp. (the "Merger"), with FirstEnergy Corp. continuing as the surviving corporation, and each issued and outstanding share of GPU, Inc.'s common stock will be converted into the right to receive $18.25 and 0.69 shares of common stock of FirstEnergy Corp., substantially upon the terms and conditions set forth in the draft Agreement and Plan of Merger (the "Agreement") presented at this meeting, and the Chairman and Chief Executive Officer is authorized to propose such a transaction to GPU, Inc.;

                  RESOLVED FURTHER: That the Agreement be, and it hereby is adopted, approved and authorized and the Chairman and Chief Executive Officer or the President of FirstEnergy Corp. are hereby authorized to execute and deliver, on behalf of FirstEnergy Corp., the Agreement, substantially in the form presented at this meeting, with such changes therein as he may, in his sole discretion, approve (such approval to be conclusively evidenced by his execution hereof);

                  RESOLVED FURTHER: The proposed amendment to Article IV-A of the Articles of Incorporation of FirstEnergy Corp., increasing the authorized shares of common stock of FirstEnergy Corp. from 300 million to 375 million, is hereby approved.

                  RESOLVED FURTHER: That this Board of Directors hereby directs that the Agreement and the contemplated merger and the amendment to FirstEnergy Corp.'s Articles of Incorporation be submitted to a vote at a special or annual meeting of the shareholders of FirstEnergy Corp.; that pursuant to Article IX of the Articles of Incorporation of FirstEnergy Corp., this Board of Directors hereby provides that the approval of the holders of shares entitling them to exercise a majority of the voting power of FirstEnergy Corp. shall be required for the approval of the Agreement, the Merger and the amendment to the Articles of Incorporation; that the record date for such meeting shall be designated by the Chairman and Chief Executive Officer or the President of FirstEnergy Corp., and that the Board of Directors recommends that the shareholders of FirstEnergy Corp. approve the Agreement, the Merger and the amendment of FirstEnergy Corp.'s Articles of Incorporation contemplated thereby at such meeting;

                  RESOLVED FURTHER: That each officer and each assistant officer of FirstEnergy Corp., is authorized to prepare and file on behalf of FirstEnergy Corp. all regulatory and informational filings (including, without limitation, a Hart-Scott-Rodino Premerger Notification Form, and filings or applications with The Public Utilities Commission of Ohio, The Pennsylvania Public Utility Commission, The New Jersey Board of Public Utilities, the Federal Energy Regulatory Commission, the Federal Communications Commission, the Nuclear Regulatory Commission and the Securities and Exchange Commission) necessary or desirable in connection with the transactions contemplated by the Agreement;

                  RESOLVED FURTHER: That each director, each officer and each assistant officer of FirstEnergy Corp. is authorized to prepare a Registration Statement on Form S-4 covering the securities of FirstEnergy Corp. to be issued in connection with the Merger, which will contain the joint proxy statement/prospectus of FirstEnergy Corp. and GPU, Inc., and to file such Registration Statement and/or such joint proxy statement/prospectus with the Securities and Exchange Commission, and such directors and officers are hereby authorized to file any amendment thereto on behalf of FirstEnergy Corp.;

                  RESOLVED FURTHER: That the engagement by FirstEnergy Corp. of Morgan Stanley to render its opinion to this Board of Directors as to the fairness to FirstEnergy Corp. (in light of the conversion ratio applicable to the holders of GPU, Inc., common stock with respect to the Merger) is hereby ratified and confirmed, and the execution, on behalf of FirstEnergy Corp., of an engagement letter or agreement between FirstEnergy Corp. and Morgan Stanley by any officer or any assistant officer is hereby authorized, ratified and confirmed;

                  RESOLVED FURTHER: That it is desirable and in the best interest of FirstEnergy Corp. that its securities to be issued in the Merger be qualified or registered for sale in various states; that each officer and each assistant officer is hereby authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of FirstEnergy Corp.'s securities as said officers may deem advisable; that said officers are hereby authorized to perform on behalf of FirstEnergy Corp. any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process, and that the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters which shall conclusively establish their authority therefor from FirstEnergy Corp. and the approval and ratification by FirstEnergy Corp. of the papers and documents so executed and the actions so taken;

                  RESOLVED FURTHER: That each officer and each assistant officer of FirstEnergy Corp. is hereby authorized to execute and deliver, on behalf of FirstEnergy Corp., any agreement or other document, and to do or cause to be done all acts, in either case as each of them, acting individually, may deem necessary or desirable or as counsel may advise, in connection with the transactions contemplated by the Agreement and the foregoing resolutions; and

                  RESOLVED FURTHER: That all acts and deeds heretofore done by any director, officer or assistant officer of FirstEnergy Corp. for and on behalf of FirstEnergy Corp. in entering into, executing, acknowledging or attesting any arrangements, agreements, instruments or documents in connection with the Merger and the amendment to the Articles of Incorporation or in furtherance of the intentions of these resolutions are hereby ratified, approved and confirmed.



                              -------------------


         I, Edward J. Udovich, Assistant Corporate Secretary of FirstEnergy Corp., do hereby certify that the foregoing is a true and correct copy of resolutions duly adopted at meeting of the Board of Directors of FirstEnergy Corp. duly called and held on August 4, 2000, at which a quorum was in attendance and voting throughout, and that said resolutions have not since been rescinded but are still in full force and effect.

         Executed this 26th day of October 2000.



                                            /s/ Edward J. Udovich
                                           -----------------------------------
                                            Assistant Corporate Secretary

                                   GPU, INC.
        CERTIFIED COPY OF CERTAIN RESOLUTIONS OF THE BOARD OF DIRECTORS
                           ADOPTED ON AUGUST 8, 2000
                        --------------------------------




WHEREAS, GPU, Inc. (the "Corporation") proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") with FirstEnergy Corp., an Ohio corporation ("FirstEnergy"), pursuant to which the Corporation would be merged (the "Merger") with and into FirstEnergy and, among other things, each share of GPU's common stock, par value $2.50 per share ("GPU Common Stock"), issued and outstanding at the effective time of the Merger (other than shares of GPU Common Stock held in treasury by GPU) would be converted into the right to receive (i) $36.50 in cash, without interest (the "Cash Consideration"), (ii) a number of validly issued, fully paid and nonassessable shares of FirstEnergy Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement) or
         (iii) a combination of cash and shares as provided in Sections 2.01
         (e), (g) and (h) of the Merger Agreement ((i), (ii) or (iii) as applicable, the "Merger Consideration"). The "Exchange Ratio" shall be equal to the quotient (rounded to the nearest ten thousandth, or if there is no nearest ten thousandth, the next higher ten thousandth) of the Cash Consideration divided by the FirstEnergy Share Price (as defined below); provided, however, that if the FirstEnergy Share Price is less than $24.2438, the "Exchange Ratio" shall be 1.5055, and if the FirstEnergy Share Price is greater than $29.6313, the "Exchange Ratio" shall be 1.2318. The "FirstEnergy Share Price" shall be equal to the average of the closing prices of the shares of FirstEnergy Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting), over the 20 trading days ending on the trading day immediately preceding the fifth Business Day (as defined in Rule 14d-1(g)(3) under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act")) prior to the Election Deadline, as defined in the Merger Agreement. The amount of cash and the amount of stock to be received by shareholders of GPU will be subject to a Cash Election and a Stock Election as more fully set forth in the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement (a draft of which was presented to the Board of Directors at this meeting) and the transactions contemplated thereby, including the Merger, and all agreements and documents related thereto and contemplated thereby ("Related Documents"), are hereby authorized and approved, and each of the Chief Executive Officer, Chief Financial Officer and General Counsel (the "Authorized Officers"), or any person designated by the Authorized Officers, is hereby authorized and empowered, for and on behalf of the Corporation, to execute and deliver the Merger Agreement and the Related Documents with such changes in the terms thereof as the individual executing the same shall approve, such approval to be conclusively evidenced by the execution thereof;

RESOLVED, that the Board of Directors has determined that the Merger Agreement and the Related Documents and the transactions contemplated thereby are fair to and in the best interest of the Corporation and the shareholders of the Corporation;

RESOLVED, that the Board of Directors recommends that the shareholders of the Corporation vote in favor of the adoption of the Merger Agreement.

RESOLVED, that each of the Authorized Officers or their designees is hereby authorized and empowered, for and on behalf of the Corporation, to prepare, execute and file Articles of Merger pursuant to Section 1927 of the Pennsylvania Business Corporation Law (the "PBCL") with the Department of State of the Commonwealth of Pennsylvania and to do all acts and things necessary or proper to effect the Merger;

RESOLVED, that each of the Authorized Officers or their designees is hereby authorized and empowered, for and on behalf of the Corporation, to prepare, execute, and cause to be filed with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), a proxy statement of the Corporation relating to the Special Meeting (which may be a joint proxy statement of the Corporation and FirstEnergy), and such other reports, statements and filings under the 1934 Act that any of said officers may determine to be necessary or advisable in connection with the Merger Agreement, the Related Documents and the transactions contemplated thereby, with power in any of said officers to cause to be filed any amendments (including, without limitation, post-effective amendments) or supplements thereto, in each case together with all documents required by and exhibits to such reports, statements and other filings, or any amendments or supplements thereto, as any of said officers, in his or her discretion, may deem necessary or advisable in connection with the Merger Agreement, the Related Documents and the transactions contemplated hereby, all in accordance with the requirements of the 1934 Act, as applicable;

RESOLVED, that each of the Authorized Officers or their designees is hereby authorized and empowered, for and on behalf of the Corporation, to prepare, execute and file (i) with the Department of Justice and the Federal Trade Commission a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other reports, documents or information necessary or advisable to be filed thereunder, and (ii) any other reports, documents, applications or information as may be necessary or advisable to be filed with any governmental authority, in each case, with respect to or in connection with the consummation of the transactions contemplated by the Merger Agreement and the Related Documents (including, without limitation, filings under the Public Utility Holding Company Act of 1935; filings with the Federal Energy Regulatory Commission; filings with the Nuclear Regulatory Commission; filings with the Federal Communications Commission; and filings with the relevant New Jersey and Pennsylvania state regulatory authorities);

RESOLVED, that each of the Authorized Officers or their designees is hereby authorized and empowered, for and on behalf of the Corporation, to take all such other actions: (i) seeking all consents and approvals of governmental authorities necessary or advisable in connection with the Merger Agreement taking such actions, if any, as are necessary or advisable to comply with the requirements of federal, state, and foreign laws or regulations, (ii) retaining such advisors, consultants and agents (including, but not limited to, stock transfer agents) as any of said officers, may deem necessary or advisable, and (iii) executing and delivering all agreements, undertakings, obligations, financing arrangements, instruments and other documents and taking such action as such officers, or any of them, consider necessary or advisable, in each case in order to effectuate the foregoing resolutions and to carry out the intent and purposes thereof or otherwise to effectuate any of the transactions contemplated by the foregoing resolutions; and

RESOLVED, that any and all actions heretofore taken by any officer of the Corporation in connection with the Merger Agreements, Related Documents and the transactions contemplated thereby are hereby ratified and approved.

                              --------------------

         THIS IS TO CERTIFY that the undersigned is Secretary of GPU, Inc., a corporation of the Commonwealth of Pennsylvania; that the above and foregoing is a true and correct copy of certain resolutions duly and regularly adopted by the Board of Directors of said Corporation at a meeting thereof duly convened and held on the 8th day of August, 2000, at which meeting a quorum was present and voted; and that said resolutions are in full force and effect.

         WITNESS the signature of the undersigned as such officer of the Corporation and its corporate seal hereunto affixed this 9th day of October, 2000.


                                        /s/ Scott L. Guibord
                                       --------------------------------
(SEAL)                                 Scott L. Guibord, Secretary

                                   BEFORE THE

                     PENNSYLVANIA PUBLIC UTILITY COMMISSION



Joint Application for Approval of the       :  Application Docket No.
Merger of GPU, Inc. with FirstEnergy        :  A-
Corp.                                                :






                                DIRECT TESTIMONY

                                       OF

                              ANTHONY J. ALEXANDER









                     Regarding Merger Overview and Benefits

                                                     APPLICANTS' STATEMENT NO. 1




                    DIRECT TESTIMONY OF ANTHONY J. ALEXANDER


I.       QUALIFICATIONS

Q.       Please state your name and business address.

A. My name is Anthony J. Alexander. My business address is 76 South Main Street, Akron, Ohio 44308.

Q.       BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am employed as President of FirstEnergy Corp., a position I have held since February 1, 2000.

                  I started my career as an accountant in the Tax Department of Ohio Edison Company ("Ohio Edison" or "OE") in 1972. After receiving my law degree, I joined the OE Legal Department in 1976. I attended the Harvard School of Business Program for Management Development in 1986. In 1989, after several promotions, I was named Vice President and General Counsel of OE. I was named Senior Vice president and General Counsel in 1991 and Executive Vice President and General Counsel in 1997. When FirstEnergy was formed in November 1997, I was named Executive Vice President and General Counsel of FirstEnergy and for each of its utility operating companies. I was named President of FirstEnergy effective February 1, 2000.

                  My responsibilities have included communications, legal, governmental affairs, sales and marketing, business development, power trading and wholesale transactions, generation, and for a short period distribution operations. I also have responsibility over our Heating, Ventilation and Air Conditioning
         (HVAC) and natural gas businesses.

II.      PURPOSE OF TESTIMONY

Q.       MR. ALEXANDER, WHAT IS THE PURPOSE OF YOUR TESTIMONY IN THIS
         PROCEEDING?

A. The purpose of my testimony is to provide the Pennsylvania Public Utility Commission ("Commission") with an overview of and relevant background concerning the proposed merger between FirstEnergy Corp. ("First Energy") and GPU, Inc. ("GPU"). My testimony provides affirmative support for the proposed merger and outlines benefits of the merger to GPU Energy's Pennsylvania customers. Among other things, I will address the impact of the proposed merger on overall operations and reliability, customer service, enhanced efficiencies, employee impacts, continued involvement in local communities and the impact on competition generally in Pennsylvania.

III.     DESCRIPTION OF THE FIRSTENERGY COMPANIES

Q.       PLEASE DESCRIBE FIRSTENERGY.

A. FirstEnergy is a diversified energy services holding company headquartered in Akron, Ohio. It was formed in 1997 as a result of the merger of OE and Centerior Energy Corporation, which owned The Cleveland Electric Illuminating Company ("Cleveland Electric" or "CEI") and the Toledo Edison Company ("Toledo Edison" or "TE"). FirstEnergy presently owns three electric utility operating companies in Ohio, namely, Ohio Edison, Cleveland Electric and Toledo Edison. Ohio Edison owns Pennsylvania Power Company ("Penn Power" or "PP"), an electric utility operating in portions of western Pennsylvania and subject to this

         Commission's jurisdiction. Ohio Edison, Cleveland Electric and Toledo Edison are regulated by the Public Utilities Commission of Ohio. Together, these FirstEnergy utilities serve 2.2 million customers in a 13,200 square mile area in northern and central Ohio and western Pennsylvania.

                  FirstEnergy owns American Transmission Systems, Inc. ("ATSI") and FirstEnergy Trading Services, Inc., as well as other businesses including gas exploration and production operations, a regulated gas business and a number of mechanical contractors located throughout the northeastern United States.

                  In response to the restructuring of the utility industry, FirstEnergy, through its state licensed affiliates, primarily First Energy Services Corp., has been and will be pursuing retail electric customers in a number of states, including Ohio, Pennsylvania, New Jersey, Delaware and Maryland.

Q. DO THE FIRSTENERGY UTILITY SUBSIDIARIES CURRENTLY OWN ANY ELECTRIC GENERATING FACILITIES?

A. Yes. Ohio Edison, Toledo Edison, Cleveland Electric and Penn Power currently own and operate 16 power plants, which consist of a mix of fossil and combustion turbine generators and nuclear generators, with a total capacity of approximately 12,100 megawatts. Approximately 30% of the capacity is nuclear and 40% of the energy generated by the system is from nuclear plants. FirstEnergy is increasing the amount of its peaking capacity by installing three, 130 megawatt natural gas-fired turbines at the Richland Substation in Defiance, Ohio. We also plan to add another 765 megawatts of peaking capacity by the end of 2002.

Q.       PLEASE DESCRIBE FIRSTENERGY'S TRANSMISSION SYSTEM.

A. OE, CEI, TE and PP have historically owned approximately 7,100 circuit miles of transmission lines of 69 kV or above and 120 substations; 1,153 miles of 345 kV lines; 3,667 miles of 138 kV lines; and 2,279 miles of 69 kV lines. On September 1, 2000, FirstEnergy's utilities transferred their transmission facilities to ATSI. ATSI now provides open access transmission service over its transmission facilities under a tariff made effective by FERC. FirstEnergy's operating companies receive network integration service from ATSI under the same terms and conditions that are available to all non-affiliated network customers. ATSI has 37 interconnections with six other electric systems, including a 345 kV interconnection with GPU Energy, Penelec in particular, at the Ohio-Pennsylvania border, known as the Ashtabula-Erie West tie line. FirstEnergy's utilities also own approximately 57,000 miles of distribution facilities.

                 The FirstEnergy companies have been active participants in the formation of the Alliance Regional Transmission Organization ("Alliance"). The Federal Energy Regulatory Commission currently is reviewing the application for approval of the Alliance RTO. Upon such approval, ATSI will transfer operational control of its transmission facilities to the Alliance.

IV.      SUMMARY OF THE MERGER

Q. CAN YOU BRIEFLY DESCRIBE THE CORPORATE MERGER BEING UNDERTAKEN BY FIRSTENERGY AND GPU.

A. The proposed merger represents a natural alliance of companies with adjoining service areas and interconnected transmission systems and is a strategic step in preparing FirstEnergy to be a premier energy services provider in states that have mandated industry restructuring and retail customer choice. These states are Ohio, which requires customer choice as of January 1, 2001; and Pennsylvania and New Jersey, where retail customer choice has already commenced under state law. Attached to this testimony as AJA Exhibit No. 1 is a map showing the combined service areas of FirstEnergy and GPU. Retail competition introduces significant new risks and challenges to companies that were until recently service providers in franchised areas. The proposed merger is intended in large part to enhance the combined capabilities of FirstEnergy and GPU to meet the challenges of this changing utility industry.

                  Under the planned merger, FirstEnergy will acquire all of GPU's outstanding shares of common stock and assume GPU's outstanding indebtedness, and GPU will be merged with and into FirstEnergy. As the surviving parent company, FirstEnergy will become a registered public utility holding company under the Public Utility Holding Company Act of 1935 and will continue to be headquartered in Akron, Ohio. The GPU Energy companies in Pennsylvania -- Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") -- will operate under the name of GPU Energy while reflecting their affiliation with FirstEnergy, until otherwise determined. They will continue to function as operating companies. FirstEnergy also intends to have GPU Energy's transmission system continue to be a part of the PJM Interconnection LLC.

V.       BENEFITS OF THE MERGER

Q.       MR. ALEXANDER, WHAT ARE THE GENERAL BENEFITS OF THIS MERGER?

A. As of the date of the commencement of this proceeding, the combined FirstEnergy and GPU will create the nation's sixth largest investor-owned electric system based on the number of customers. The merged companies will possess the management, employee experience, technical expertise, retail customer base, energy and related services platform and financial resources to grow and succeed in the rapidly changing energy marketplace. It has become apparent over the last few years that the evolving competitive electricity market requires successsful industry participants to seek and create economies of scale, reduce duplicative activities and practices and enhance operating and procurement efficiencies. By combining their resources, years of utility experience and considerable expertise, GPU and FirstEnergy will significantly enhance each other's overall capabilities. The sum of these companies will truly be better than their individual components. For example, the combined service territories will be more diverse than the individual service territories, thereby reducing exposure to adverse changes in any sector's economic and competitive conditions. The merger will create a larger, stronger parent company that is better positioned to compete and to attract capital on reasonable terms for its public utility subsidiaries.

                 With over 4 million customers, the new FirstEnergy will have reached a significant milestone in size, allowing it the enhanced capability to invest in new facilities and emerging technologies. This larger company will have a greater capability to provide customers with a wider array of energy services and products than either company could do on a stand-alone basis.

Q.       HOW WILL THE MERGER AFFECT CUSTOMER RATES?

A. Met-Ed's and Penelec's rates will continue to be subject to the full jurisdiction of the Commission, including the provisions of the Commission's order dated October 20, 1998 at Docket Nos. R-00974008 and R-00974009 which approved the GPU Energy's restructuring settlement.

Q. HOW WILL THE PROPOSED MERGER FURTHER CUSTOMER SERVICE AND RELIABILITY INITIATIVES IN PENNSYLVANIA?

A. The proposed merger will have no adverse impact on GPU Energy's continued ability to provide safe and adequate utility service to its customers in Pennsylvania, nor will it affect the Commission's jurisdiction over adequacy and reliability of customer service. Perhaps most importantly, this merger will provide enhanced customer service opportunities and increased value. As part of the merger integration process, FirstEnergy and GPU intend to conduct a detailed analysis of their existing procedures and policies to determine how they can combine and develop their own "best practices" in order to enhance utility service to customers. Streamlining operations, reducing overall complexity and reliance upon a regional focus will ensure a continued high level of management attention on distribution system reliability and overall customer service.

                  Individually, FirstEnergy and GPU have developed a strong corporate commitment to customer service and reliability. By combining the best practices of their respective companies, customer service will be further enhanced. Met-Ed and Penelec will continue to be fully subject to and accountable for the safeguards and standards promulgated by the Commission to foster safe, adequate and reliable service.

                  From a reliability perspective, the merger is expected to facilitate synergies between FirstEnergy and GPU and build upon areas of expertise and common experience. For example, one major component of customer service reliability will be fostered by making additional resources available when needed to meet emergencies, such as storms and other related matters.

                  Similarly, a critical issue confronting the electric industry is the training of new talent to replace a growing number of experienced line crew members who are reaching retirement age. Among the practices employed by FirstEnergy is a partnership with local community colleges to offer interested and qualified individuals the opportunity to learn new skills through a new two-year electric utility technology degree, with an emphasis on electric line maintenance. Following consummation of the merger, a concerted effort will be made to bring this type of educational opportunity to the communities served by GPU Energy.

Q. HOW WILL THE MERGER CREATE NEW OPPORTUNITIES FOR GPU ENERGY EMPLOYEES AS WELL AS ENHANCED BUSINESS AND EFFICIENT UTILITY OPERATIONS?

A. The merger will permit FirstEnergy and GPU to eliminate certain duplicative activities and allow for more efficient use of their combined staffing, particularly at the corporate and administrative levels. Specifically, we expect to see reduced expenses resulting in such areas as insurance, facilities and professional services. The merger is also expected to build upon the efforts already undertaken and achieved in recent years at GPU Energy to restructure and streamline its work force.

                  FirstEnergy expects to continue to maintain its overall management philosophy that places authority and accountability at the local level, within each region of the utility's customer base. Indeed, GPU Energy's most recent restructuring is consistent with that approach. Authority and responsibility for ensuring system performance within each region rests with local hands-on leadership and their compensation is tied closely to meeting key performance goals within the regions.

                  Also, GPU Energy employees will be joining the ranks of one of the safest utility systems to work for in the country. In 1999, FirstEnergy ranked sixth of fifty-five participating Edison Electric Institute ("EEI") companies in total company safety. Among companies with more than 7,000 employees, FirstEnergy ranked second of eighteen participating EEI companies.

                  While some savings will inevitably result from a reduction in employees, FirstEnergy will consider GPU employees for positions within the combined company using criteria including previous work history, job experience and other qualifications. Indeed, the merger will offer expanded opportunities to GPU Energy employees for career advancement and professional growth. FirstEnergy's strong commitment to GPU Energy and its employees has been evidenced repeatedly to date in many ways, such as the active participation by members of GPU Energy on the Transition Team including GPU's current Chairman, President and Chief Executive Officer, who will serve as FirstEnergy's chairman until his retirement. Moreover, FirstEnergy will also honor the terms of all of GPU Energy's existing union contracts.

Q. HOW WILL THE PROPOSED MERGER BENEFIT GPU ENERGY'S SERVICE TERRITORY AND THE LOCAL COMMUNITIES IN WHICH IT OPERATES?

A. Since neither of GPU Energy's two Pennsylvania operating companies are being directly restructured as a result of the proposed merger, both of them will continue to provide service within their respective service territories. In further support of various GPU communities, FirstEnergy intends to maintain the levels of all existing charitable commitments of GPU Energy for at least the next three years. Thereafter, FirstEnergy will continue to support local charities in a manner consistent with what it does in the communities it presently serves. Through FirstEnergy, GPU Energy's Pennsylvania operating companies will continue to be significant employers and responsible corporate citizens who will provide proactive support for the local communities in which they operate.

Q.       WILL THE MERGER CREATE COST SAVINGS?

A. Yes. FirstEnergy anticipates that the merger will result in overall aggregate cost savings opportunities that are currently estimated to be about $150 million per year on a total combined company basis.

Q.       HOW DID FIRSTENERGY ARRIVE AT ITS COST SAVINGS ESTIMATES?

A. The estimated total annual savings of $150 million for the combined company is based upon an assumed five percent (5%) reduction in operating and maintenance costs. This estimated savings amount is typical of calculations developed in other mergers and is not based on a detailed evaluation of savings. These savings would be attributed to each particular FirstEnergy entity, as appropriate.

                  It is important to emphasize, however, that the potential for cost savings is not the primary factor justifying the merger. This merger is primarily intended to create significant strategic advantages, not capable of quantification. The value of this merger is in large measure the economies of scale and scope, increased efficiencies, as well as the values, goals and commitments to success that are shared by FirstEnergy and GPU.

VI.      IMPACTS ON COMPETITION

Q.       WILL THE MERGER HAVE ANY ADVERSE IMPACT ON COMPETITION WITHIN
         PENNSYLVANIA?

A. No. I do not believe that the merger will have any adverse affect on competition in the supply and distribution of electricity in Pennsylvania. There will be no concentration of generation ownership after the merger, particularly since GPU Energy has completed the divestiture of substantially all of its electric generation assets under previously approved Commission restructuring plans. In addition, GPU Energy will continue to operate and provide electric utility service in its Pennsylvania franchise territories under the same market conditions as currently exist.

                  The testimony of Rodney Frame from Analysis Group/Economics, Applicants' Statement No. 4, indicates that an important prerequisite for having competitive retail electricity markets is making sure that competing retailers can purchase wholesale electricity in markets that are characterized by the absence of market power. Mr. Frame's analysis shows that the merger of FirstEnergy and GPU will not adversely affect competition or create the potential for the exercise of market power in wholesale electricity markets. Mr. Frame also concludes that the proposed merger will have no adverse impact on retail electricity markets in which Pennsylvania customers purchase electricity, and will not prevent retail electric customers from obtaining the benefits of a properly functioning and workable competitive retail electricity market.

VII.     CONCLUSION

Q.       DOES THIS CONCLUDE YOUR PRESENT TESTIMONY?

A.       Yes.

                                                        AJA EXHIBIT NO. 1

FIRST ENERGY(R)

                  [MAP OF FIRST ENERGY AND GPU TERRITORIES]

                                    [MAP]

                                   BEFORE THE

                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

Joint Application for Approval of the       :  Application Docket No.
Merger of GPU, Inc. with FirstEnergy        :  A-
Corp.                                       :






                                DIRECT TESTIMONY

                                       OF

                                  FRED D. HAFER

            Regarding the Merger of FirstEnergy Corp., and GPU, Inc.

                                                     APPLICANTS' STATEMENT NO. 2

                        DIRECT TESTIMONY OF FRED D. HAFER


I.       QUALIFICATIONS

Q.       PLEASE STATE YOUR FULL NAME AND BUSINESS ADDRESS.

A: My name is Fred D. Hafer. I maintain business offices at 300 Madison Avenue, Morristown, New Jersey 07962 and 2800 Pottsville Pike, Reading, Pennsylvania 19605.

Q.       BY WHOM ARE YOU EMPLOYED, AND IN WHAT CAPACITY?

A. I am employed as Chairman, President and Chief Executive Officer of GPU, Inc. ("GPU"). I also serve as Chairman of its Pennsylvania public utility subsidiaries, Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), each of which does business in Pennsylvania under the trade name GPU Energy ("GPU Energy"). GPU Energy serves approximately 1 million customers in Pennsylvania, and is subject to the regulatory jurisdiction of the Pennsylvania Public Utility Commission ("Commission").

Q.       PLEASE DESCRIBE YOUR EDUCATIONAL BACKGROUND AND YOUR WORK EXPERIENCE
         WITH GPU.

A. I have been employed in the GPU system since 1962, when I started as an engineering trainee. In 1970, I was named Treasurer of GPU Service, Inc. ("GPUS"), and in 1977 I was named Vice President of Rate Case Management of GPUS. I became President of Met-Ed in 1986 and President of the combined companies, Met-Ed and Penelec, in 1994. In 1996, I led the formation of GPU's combined domestic wires business, which is currently doing business as GPU Energy. I became President and Chief Operating Officer of GPU and GPUS in 1996 and was elected to the additional positions of

         Chairman and Chief Executive Officer in 1997. In that capacity I have led the negotiations with FirstEnergy Corp. ("First Energy") pertaining to the proposed merger on behalf of GPU.

II.      PURPOSE OF TESTIMONY

Q.       MR. HAFER, WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. I will provide an overview of the proposed merger between GPU, Inc. and FirstEnergy Corp. ("FirstEnergy").

III.     SUMMARY OF THE MERGER

Q. CAN YOU BRIEFLY DESCRIBE THE CORPORATE MERGER BEING UNDERTAKEN BY GPU AND FIRSTENERGY?

A. As also explained in Mr. Alexander's testimony (Applicants' Statement No. 1 ), on August 8, 2000 GPU and FirstEnergy announced that both companies' boards of directors had unanimously approved a definitive merger agreement under which FirstEnergy would (i) acquire all of the outstanding shares of GPU's common stock for approximately $4.5 billion in cash and FirstEnergy common stock and (ii) assume approximately $7.4 billion of GPU's debt and preferred stock. The combined company would have an equity value of approximately $8.5 billion. Under the Agreement and Plan of Merger, dated August 8, 2000 (Exhibit D to the Joint Application), GPU will be merged with and into FirstEnergy, which will be the surviving corporation. Holders of GPU common stock will be able to choose to receive (i) $36.50 in cash for each share of GPU common stock, or (ii) FirstEnergy common stock, the amount to be determined by an exchange ratio set forth in the Merger Agreement. Under the Merger Agreement, however, unless an adjustment is made as a result of tax considerations, 50 percent of all issued and outstanding shares of GPU common stock must be exchanged for cash and 50 percent must be exchanged for FirstEnergy common stock.

Q.       WHAT WILL YOUR ROLE BE IN THE NEW MERGED COMPANY?

A. As set forth in the Merger Agreement, I will be Chairman of the Board until I retire in three years at age 62.

Q.       PLEASE DESCRIBE THE STRUCTURE OF THE MERGED COMPANY?

A. The surviving parent company (FirstEnergy Corp.) will become a registered public utility holding company under the Public Utility Holding Company Act of 1935 and will be headquartered in Akron, Ohio. The Board of Directors of the surviving parent company will consist of 10 members from FirstEnergy's current Board and 6 from GPU's current Board.

                  After the merger, FirstEnergy will, among other things, own all of the common stock of each of the GPU Energy companies as well as of Ohio Edison Company, The Toledo Edison Company and The Cleveland Electric Illuminating Company, which are FirstEnergy's existing electric public utility companies in Ohio. Ohio Edison will continue to own all of the common stock of Pennsylvania Power Company. Together, these companies will serve approximately 4.3 million customers within 37,200 square miles of Ohio, Pennsylvania and New Jersey.

                  After the merger, it is anticipated that GPU's and FirstEnergy's distribution operations will operate in their respective service territories with regionally-based management.

                  The combination of FirstEnergy and GPU would create the nation's sixth largest investor-owned electric system, based on customers served. (As of June 30, 2000, the combined revenues of FirstEnergy and GPU for the previous 12 months totaled $12.0 billion and assets of the companies totaled $38.6 billion).

Q. WHY DO YOU BELIEVE THE MERGER IS BENEFICIAL AND SHOULD BE APPROVED BY THIS COMMISSION?

A. I believe that the merger will create one of the premier energy delivery companies in the nation and will help GPU Energy continue its commitment to excellence in customer service. The combination of GPU's and FirstEnergy's considerable resources and expertise will strengthen the ability of the merged company's regulated distribution companies in Ohio, New Jersey and Pennsylvania to provide cost-effective and reliable service in the rapidly evolving competitive energy marketplace, thereby strengthening the prospects for continuing growth in Pennsylvania's economy (as well as in the economies of the other states in which FirstEnergy will operate).

                  In addition, the combined company will be in a position to continue to recruit and attract qualified, motivated and skilled individuals as well as to offer greater career opportunities for its existing employees, all of which will ultimately benefit customers through improved service and innovation.

                  Finally, GPU and FirstEnergy are a good fit in terms of strategic objectives, culture and values, locations and systems. I fully expect that this consistency will make for a smooth transition that quickly captures and incorporates into the merged organization the best practices and advantages that each party brings to this combination.

Q. WILL THIS MERGER ADVERSELY AFFECT GPU ENERGY'S PRESENCE IN THE PENNSYLVANIA COMMUNITIES IT SERVES?

A. No. The new merged company will have a very strong presence in Pennsylvania. In particular, GPU Energy's Pennsylvania operations and associated work force will remain in Pennsylvania, as described more fully in the testimony of Michael J. Chesser, the President and CEO of GPU Energy, in Applicants' Statement No. 3. Indeed, GPU Energy has been and is currently reorganizing its operations into a regional model consistent with that of FirstEnergy.

                  In addition, GPU Energy's significant commitment to the area's institutional and non-profit organizations will continue. Charitable contributions will be maintained at their current level for at least three years and thereafter will be provided for in a manner consistent with that of the FirstEnergy regions.

                  GPU Energy employees also have a long history of serving their community, either through volunteer organizations or service on township commissions, school boards, and borough councils. We fully expect our employees to continue their commitments to these endeavors after the merger.

                  Finally, we expect the merged FirstEnergy, through the GPU Energy companies, to continue their important role in the economic health and well-being of Pennsylvania, both as a significant employer and as a responsible corporate citizen -- a strong tradition for supporting local communities through charitable contributions and through the extensive volunteerism of employees.

IV.      CONCLUSION

Q.       DOES THIS CONCLUDE YOUR PRESENT TESTIMONY?
A.       Yes.

                                   BEFORE THE

                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

Joint Application For Approval of the                :  Application Docket No.
Merger of GPU, Inc. with FirstEnergy                 :  A-
Corp.                                                :










                                DIRECT TESTIMONY

                                       OF

                               MICHAEL J. CHESSER

          Regarding GPU Energy Operations and Employees in the context of the Merger of GPU Inc., with and into FirstEnergy Corp.

                                                     APPLICANTS' STATEMENT NO. 3

                     DIRECT TESTIMONY OF MICHAEL J. CHESSER

I.       QUALIFICATIONS

Q.       PLEASE STATE YOUR FULL NAME AND BUSINESS ADDRESS.

A: My name is Michael J. Chesser. My office is located at 2800 Pottsville Pike, Reading, Pennsylvania 19605.

Q.       BY WHOM ARE YOU EMPLOYED, AND IN WHAT CAPACITY?

A. Since April 2000, I have been employed as President and Chief Executive Officer of GPU Energy.

                  Up until April 2000, I was Chairman, Chief Executive and President of Itron, a provider to the utility industry of automated meter reading solutions for collecting, communicating, and analyzing electric, gas, and water usage, a position I held since June 1999.

                  Prior to joining Itron, I was President and Chief Operating Officer of Atlantic Energy, Inc., at the time of its merger with Delmarva Power to form Conectiv. Earlier in my career, I was Vice President of Marketing and Gas Operations at Baltimore Gas and Electric Company (BGE). Prior to being named a Vice President, I was the manager of the Southern Division for BGE.

Q.       PLEASE DESCRIBE YOUR EDUCATIONAL BACKGROUND.

A. I hold an undergraduate degree in aerospace engineering from Georgia Tech and a MBA in finance from Loyola College of Maryland. I have also attended the Advanced Management Program at Harvard.

II.      PURPOSE OF TESTIMONY

Q.       MR. CHESSER, WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. This testimony addresses the effects and benefits of the proposed merger on GPU Energy's operations and employees and on its continued commitment to the local communities it serves. I will also confirm that from my perspective as the current President and CEO of the GPU Energy companies in Pennsylvania, Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), the proposed merger will benefit GPU Energy's operations, employees and the local communities they serve.

III.     EXECUTIVE SUMMARY

Q. CAN YOU BRIEFLY DESCRIBE THE CORPORATE MERGER BEING UNDERTAKEN BY GPU AND FIRSTENERGY?

A.       As explained in greater detail in the written direct testimony of Fred
         D. Hafer, the GPU, Inc. Chairman, President and Chief Executive Officer (Applicants' Statement No. 2 ) and Anthony J. Alexander, FirstEnergy's President (Applicants' Statement. No. 1), this is a corporate merger at a parent holding company level. The surviving parent company (FirstEnergy Corp.) will become a registered public utility holding company under the Public Utility Holding Company Act of 1935, will continue to be headquartered in Akron, Ohio, and will own all of the common stock of each of the GPU Energy companies. Since this is a merger at the parent level, Met-Ed and Penelec will continue to function as Pennsylvania electric distribution public utilities in their respective service territories, with appropriate regional and local offices and management dedicated to maintaining and enhancing their level of service to customers. Met-Ed and Penelec will operate under the name of GPU Energy while reflecting their affiliation with FirstEnergy, and remain subject to this Commission's jurisdiction.

IV.      OPERATIONS AND EMPLOYMENT

Q. MR. CHESSER, WHAT WILL BE THE EFFECT OF THE MERGER ON OPERATIONS AND EMPLOYMENT AT GPU ENERGY?

A. The merger of GPU and FirstEnergy, and the implementation and coordination of the two companies "best practices", is expected to lead to operational efficiencies and enhancements at GPU Energy. Most importantly, there will continue to be significant leadership and managerial presence in Pennsylvania. In effect, GPU Energy is going to be even a better company than it is today, with an even stronger presence and commitment to the communities we serve.

                  As the culmination of a process that began well before the announcement of the merger, GPU Energy is being re-organized now to adopt a regional model that is, as I understand it, consistent with the FirstEnergy philosophy wherein the FirstEnergy operating companies have been organized in such a way as to delegate operating responsibility and authority to regional management, rather than to central control. In connection with the GPU Energy reorganization, we have initially segmented the Pennsylvania service territory into two regions, each of which will have a designated Regional President. The Regional President and his/her staff will have the authority and the obligation to oversee the region's distribution operations, its relationships with the communities that it serves, and the responsibility for maintaining and improving local reliability and customer service quality. The essential elements of the GPU Energy organizational design are the establishment of clear "line of sight" accountabilities, an emphasis on efficiency, an integration of technological innovation, and the institution of effective local networks to produce operational excellence.

Q. HOW WILL THE SAFETY AND RELIABILITY OF GPU ENERGY'S DISTRIBUTION SYSTEM BE AFFECTED BY THE MERGER?

A. The safety and reliability of their distribution systems is both GPU's and FirstEnergy's primary focus to which they already devote significant resources. FirstEnergy, through its regional approach, is committed to providing efficient, safe and reliable electric service, and GPU Energy will continue its commitment and expand this focus after the merger. In fact, operational safety and reliability are two of the measures for which the new GPU Energy Regional Presidents will be responsible within their regions. Met-Ed and Penelec, as FirstEnergy companies, will be expected to continue this long-standing commitment and focus in these areas after the merger.

Q. WHAT ASSURANCE CAN YOU PROVIDE THAT THE MERGER WILL NOT ADVERSELY AFFECT GPU ENERGY'S COMMITMENT TO DISTRIBUTION RELIABILITY?

A. The management structure currently used by FirstEnergy and the approach being implemented at GPU Energy are designed to assure high-level management attention to distribution reliability and delivery service operations. Indeed, the regional approach the companies share provides a basis for regional organizations to respond to local circumstances, including reliability issues and concerns, while maintaining a common vision and strategy. I expect that an increased management focus on distribution reliability will result from the merger and will yield benefits for our customers. GPU and First Energy support aggressive programs to improve or maintain the reliability of their utilities' distribution systems. They recognize that distribution system reliability continues to be the heart of good customer service and improved customer satisfaction, and that their success depends on meeting customers' increased expectations for service reliability. FirstEnergy has demonstrated to GPU that it has a strong commitment to distribution system reliability and to improvements in the efficiency, dependability and quality of delivery service. This mutual commitment to excellence should result in improved performance at both companies.

                  In addition, as noted above, GPU believes that the combined company, by virtue of its greater resources and sharing of "best practices" will be even better positioned to meet future customer demands and to ensure that the highest quality of service will be provided. For example, GPU Energy will work with FirstEnergy to develop procedures that facilitate making additional resources to GPU Energy available when necessary to respond to emergency situations such as storm restoration.

Q.       HOW WILL THE COMMISSION MONITOR GPU ENERGY'S RELIABILITY PERFORMANCE?

A. The Commission still will be in a position to closely monitor GPU Energy's reliability performance. The Commission's Bureau of Conservation, Economics and Energy Planning is charged with monitoring the reliability data submitted yearly by the electric distribution companies ("EDCs") and will report to the Commission on reliability performance of each EDC based on the final benchmarks and standards. Commission oversight in this area will be unaffected by the merger.

Q. DO YOU SEE ANY CHANGES IN THE QUALITY OF GPU ENERGY'S CUSTOMER SERVICE AS A RESULT OF THIS MERGER?

A. I believe that the merger will have a positive effect on customer service as it will enable the merger partners to use our combined talents and expertise to enhance customer service. Just as GPU Energy has a strong commitment to safety and reliability, we are equally committed to improving customer service. As part of the merger integration process, GPU Energy plans to review its customer service procedures with those of FirstEnergy and determine how to integrate and incorporate the best practices of each company.

                  Indeed, an important element of both customer service and reliability will be fostered through the merger by making additional resources available when needed to meet emergencies, such as storms and other related matters. This relationship will provide enhanced capability in terms of emergency service restoration at critical and often traumatic times for our customers.

                  Furthermore, I believe that nurturing local relationships and having an intimate understanding of the values, issues, aspirations and concerns of the communities that we serve are critical to providing and delivering excellent customer service and satisfaction. Again, the regional approach of both companies demands and is organized to encourage community involvement and leadership as the way in which to build such relationships.

Q. WILL THE MERGER ADVERSELY AFFECT THE QUALITY OF GPU ENERGY'S CUSTOMER SERVICE OR THE COMMISSION'S OVERSIGHT OF SUCH SERVICE?

A. No. The Competition Act states that "customer services shall, at a minimum, be maintained at the same level of quality under retail competition." 66 Pa. C.S.Sec.2807(D). The Commission will continue to monitor GPU Energy's customer service performance to ensure that this statutory mandate is satisfied. As I noted in my earlier answer, GPU Energy's goal has not been to merely maintain customer services at the same level, but to enhance those services. This will continue to be a GPU Energy goal after the merger. Accordingly, GPU Energy's quality of customer service will not be adversely affected by the merger.

Q.       DO YOU ANTICIPATE ANY STAFF REDUCTIONS AT GPU ENERGY AS A RESULT OF THE
         MERGER?

A. FirstEnergy and GPU anticipate that the proposed merger will permit them to eliminate certain duplicative activities and will allow for the more efficient use of their combined staffing, particularly with respect to corporate and administrative positions at the service company and holding company levels. Additionally, FirstEnergy has agreed that it will consider GPU employees for positions with the combined company resulting from the merger, using criteria including previous work history, job experience and other qualifications. All of GPU's existing contracts, agreements, collective bargaining agreements and commitments which apply to any current or former employees of GPU, which were entered into prior to the date of execution of the Merger Agreement or are otherwise provided for in or by the Merger Agreement, will be honored and in no way affected by the proposed merger.

                  Over the past several years, GPU Energy has undertaken thorough assessments of its business and reorganized many of its functions. As a result of the current reorganization process begun under my direction during this past summer, the staffing levels throughout GPU Energy are being fully evaluated and some staff reduction opportunities have been identified. We expect that some of these reductions (I.E., those not affected by the merger integration process) will be implemented by mid-year 2001.

V.       COMMITMENT TO THE COMMUNITY

Q. WILL THIS MERGER ADVERSELY AFFECT GPU ENERGY'S PRESENCE IN THE COMMUNITIES IT SERVES IN PENNSYLVANIA?

A. No. An essential component of the regional approach I described earlier is a local presence, increased autonomy for regional operating decisions and strong local and regional relationships. Thus, given FirstEnergy's strong support for this approach, I think we can be assured that the new merged company will have a very strong presence in this area. As noted by others, GPU Energy's Pennsylvania operations, along with the associated work force, will remain in Pennsylvania, with an emphasis on regional management of its operations.

VI.      CONCLUSION

Q.       DOES THIS CONCLUDE YOUR PRESENT TESTIMONY?
A.       Yes.

             Prepared Direct Testimony and Exhibits of Rodney Frame
                Before the Federal Energy Regulatory Commission.



             Attachment Intentionally Omitted. See FERC Application.

                                   BEFORE THE

                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

Joint Application for Approval of the       :  Application Docket No.
Merger of GPU, Inc. with FirstEnergy        :  A-
Corp.                                                :










                                DIRECT TESTIMONY

                                       OF

                                  RODNEY FRAME

                        Regarding Impacts on Market Power

                                                     APPLICANTS' STATEMENT NO. 4


                        DIRECT TESTIMONY OF RODNEY FRAME



Q.       PLEASE STATE YOUR NAME AND POSITION.

A.       My name is Rodney Frame. I am a Principal with Analysis
         Group/Economics.

Q.       WHAT IS YOUR BUSINESS ADDRESS?

A. My business address is 1747 Pennsylvania Avenue, N.W., Suite 250, Washington, DC 20006.

Q.       WHAT IS ANALYSIS GROUP/ECONOMICS?

A. Analysis Group/Economics is a consulting firm that provides microeconomic and financial analyses for complex litigation, regulatory proceedings and corporate strategic planning. We have offices in Cambridge, MA, Washington, DC, New York City, Montreal, Canada and Los Angeles, Menlo Park and San Francisco, CA. We have approximately 140 employees.

Q.       WHAT IS YOUR FORMAL EDUCATIONAL BACKGROUND?

A. I received a bachelor's degree in business from George Washington University in Washington, DC. Also at George Washington, I completed all requirements for my Ph.D. in Economics with the exception of my thesis. My graduate studies at George Washington were funded under the National Science Foundation Graduate Traineeship program.

Q.       PLEASE DESCRIBE YOUR PROFESSIONAL EXPERIENCE.

A. I have been employed by Analysis Group/Economics since January 1998. Prior to my affiliation with Analysis Group/Economics, I was a Vice President at National Economic

         Research Associates, Inc. ("NERA"), where I was employed from 1984 to January 1998. Most of my work in the last several years, both at Analysis Group/Economics and at NERA, has involved consulting with electric utility clients on a variety of competition related matters including retail competition and restructuring issues, wholesale bulk power markets and competition, transmission access and pricing, mergers and acquisitions and contracting for generation supplies from nonutility suppliers. I frequently address market power concerns in my work. I have testified on numerous occasions on these and related topics, before the Federal Energy Regulatory Commission ("FERC"), state regulatory commissions, federal and local courts and the Commerce Commission of New Zealand. I frequently speak before industry groups on competition related topics. From 1976 to 1984, I was a Senior Economist with Transcomm, Inc. in Falls Church, VA. There I directed a number of projects concerning market structure and ratemaking in the telecommunications industry, competition among electric utilities, and postal ratemaking. Prior to my affiliation with Transcomm, I worked as an independent economic consultant advising clients mostly on telecommunications issues.

                  A copy of my resume is included in Exhibit RF No. 1.

Q.       WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. FirstEnergy Corp. ("FirstEnergy") and GPU, Inc. ("GPU"), the parent of Pennsylvania Electric Company ("Penelec") and Metropolitan Edison Company ("Met-Ed"), have proposed to merge and are requesting approval for that merger from the Pennsylvania Public Utility Commission ("Commission"). My testimony addresses competitive issues associated with this merger.

Q. WHAT IS YOUR UNDERSTANDING OF THE NATURE OF THE COMMISSION'S REVIEW OF COMPETITIVE ISSUES AND MARKET POWER IN THIS MERGER PROCEEDING?

A. Under Section 2811 of the Electricity Generation Customer Choice and Competition Act, 66 Pa. C. S.ss. 2811, the Commission has the authority to monitor the market for the supply and distribution of electricity to retail customers and to take certain steps to prevent anticompetitive or discriminatory conduct and the unlawful exercise of market power. In the context of its otherwise applicable authority to approve mergers or consolidations of electric utilities, the Commission is also required to "consider whether the proposed merger, consolidation, acquisition or disposition is likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power, which will prevent retail electricity customers in this Commonwealth from obtaining the benefits of a properly functioning and workable competitive retail electricity market."

Q.       WHAT IS YOUR CONCLUSION?

A. I conclude that the proposed merger of FirstEnergy and GPU will have no adverse impact on retail electricity markets in which Pennsylvania customers purchase electricity and will not prevent retail electricity customers from obtaining the benefits of a properly functioning and workably competitive retail electricity market.

Q. WHAT PARTICULAR STUDIES HAVE YOU UNDERTAKEN TO ADDRESS THIS QUESTION AND TO REACH YOUR CONCLUSIONS?

A. Exhibit RF No. 1 is a copy of testimony that I prepared addressing the competitive effects of the proposed merger in wholesale electricity markets that is being filed concurrently with FERC. That testimony applies the Appendix A Competitive Analysis Screen1 that FERC uses to assess the effects of proposed mergers in wholesale electricity markets to the proposed FirstEnergy-GPU merger. As described therein, the Appendix A Competitive Analysis Screen measures changes in concentration of Economic Capacity and Available Economic Capacity in multiple individual destination markets. Economic Capacity is all capacity that can be delivered into the destination market at a cost that is no greater than 1.05 times the competitive price, after accounting for transmission prices, losses and constraints. Available Economic Capacity is equal to Economic Capacity less that required to meet native load and contractual obligations.

                  The individual destination markets examined in my Appendix A study include both the entirety of the control area operated by the PJM Interconnection LLC ("PJM"), as well as certain sub regions within PJM delineated by important internal transmission limits. All of GPU's retail customers are located within the PJM destination market that is studied in my FERC testimony, while some of those customers also are located in certain of the smaller geographic markets that are delineated based upon internal transmission limits within PJM.(2)

-------------------------------

1 Appendix A is attached to FERC's Merger Policy Statement, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act:
       Policy Statement, Order No. 592, 77 FERC (Paragraph). 61,263, issued December 18, 1996.

2 There are three important internal interfaces within PJM that are used in my FERC testimony to define smaller geographic markets than all of PJM. I refer to these internal interfaces as the Eastern Interface, the Central Interface and the Western Interface. At times when these internal interfaces within PJM are at or close to their limits for west-to-east flows, it may be appropriate in market power investigations to examine separate geographic markets that are bounded by these interfaces. One such market is referred to in my FERC testimony as PJM East, which is the area in PJM to the east of the Eastern Interface. A small portion of Met-Ed's retail service territory is located in PJM East. Another such market is referred to in my FERC testimony as PJM Central/East, which is the area in PJM to the east of the Central Interface. PJM East comprises a portion of PJM Central/East. All of Met-Ed's retail service territory is located in PJM Central/East. PJM Central/East comprises a portion of PJM West/Central/East. Another such market is referred to in my FERC testimony as PJM West/Central/East. All of Penelec's retail service territory and all of Met-Ed's retail service territory are located in PJM/West/Central/East.

                  My FERC Appendix A analysis includes both a base case as well as a number of sensitivity analyses that allow me to model the effects of changes in key input assumptions such as transmission prices and capacities and natural gas prices plus the effects of further asset sales by GPU. All of my analyses are performed for different seasons and time periods, including some time periods where very high competitive market prices are assumed. This approach allows me to study the effects of the proposed merger under a variety of different system conditions and assumptions about now unknown future conditions.

Q.       WHAT ARE THE RESULTS OF YOUR APPENDIX A COMPETITIVE ANALYSIS SCREEN?

A. Those results are shown in the exhibits attached to my FERC testimony (which, as indicated, is Exhibit RF No. 1 to this testimony). In all cases, for the markets in PJM (whether all of PJM or a sub part of PJM delineated by important internal transmission limits), the merger induced changes in concentration are below potential threshold levels for concern as indicated in the joint US Department of Justice and Federal Trade Commission 1992 Horizontal Merger Guidelines (Merger Guidelines).

                  The Merger Guidelines, and FERC's Merger Policy Statement which is based upon the Merger Guidelines, both measure merger induced changes in concentration using the Herfindahl-Hirschmann Index or HHI. The HHI for a market is equal to the sum of the squared market shares of the individual firms in the market.(3) The Merger Guidelines (and FERC's Merger Policy Statement) consider markets with HHIs less than 1000 to be unconcentrated. Mergers in unconcentrated markets ordinarily require no



-----------------------------------

3 Thus, a market with 10 equally sized suppliers has an HHI of 1000 (i.e., 10 squared equals 100; 10 times 100 equals 1000) while a market with 4 equally sized suppliers has an HHI of 2500 (i.e., 25 squared equals 625; 4 times 625 equals 2500).

         further investigation no matter what the level of the HHI change that results from the merger. The Merger Guidelines consider markets with HHIs between 1000 and 1800 to be "moderately concentrated." Mergers where the post merger HHI portrays a moderately concentrated market ordinarily require no further investigation under the Merger Guidelines if the merger induced change in HHI is less than 100. The Merger Guidelines consider markets with HHIs greater than 1800 to be "highly concentrated." Mergers where the post merger HHI portrays a highly concentrated market ordinarily require no further investigation under the Merger Guidelines if the merger induced change in HHI is less than 50.

                  My analyses indicate that, for the Economic Capacity measure, the destination markets in PJM fall into the unconcentrated or moderately concentrated categories under the Merger Guidelines, but that in all cases the merger induced HHI changes are below the threshold level of 100 for moderately concentrated markets that might indicate that further inquiry was necessary in order to give the proposed merger a clean bill of health.(4) My analyses also indicate that GPU has no Available Economic Capacity in any destination market, at any price level or under any set of assumptions about future conditions. Accordingly, the merger induced HHI change using this measure necessarily must be zero.(5)

                  Based on this analysis, I conclude that the proposed merger will not adversely affect competition in wholesale electricity markets within PJM.


----------------------------

4 The HHI changes in the destination markets that I examined outside of PJM also generally fall below the Merger Guidelines threshold levels. However, there are two destination markets outside of PJM where the merger induced HHI changes do exceed the threshold levels during off peak periods. I discuss in my FERC testimony why these limited off peak screen violations do not present legitimate competitive concerns.

5 The HHI change from a merger is equal to 2 x a x b where "a" and "b" are the pre merger shares of the merging parties. If one of the merging parties has a pre merger share of zero, then 2 x a x b necessarily is zero.

Q.       ARE THESE RESULTS SURPRISING?

A. Not at all. They are consistent with a priori expectations. GPU has sold most of the generating assets that it formerly owned and now owns only 285 MW. Moreover, while it has interim contract rights to the output from some of the sold resources, and other resources that it has contracted for, those rights cover far less than required to meet its expected sales to retail customers under its continuing service obligations. Its presence as a seller in the marketplace therefore must be relatively small. Moreover, while FirstEnergy owns or has contract rights to approximately 13,000 MW of electricity generating resources, all but 435 MW, represented by its Seneca pumped storage hydroelectric facility, is located outside of PJM and must compete with other resources for a portion of the limited import capability into PJM. When the limited import capability into PJM is allocated among FirstEnergy and other potential suppliers, the share that First Energy ultimately receives is relatively small in comparison to the market size as a whole. Accordingly, for destination markets within PJM, the effect of the FirstEnergy-GPU merger is to combine two relatively small suppliers, which means that the merger induced concentration changes will be small. The Appendix A analysis that I have conducted, and which is reported on in my FERC testimony, simply reinforces these a priori expectations.

Q. YOUR APPENDIX A COMPETITIVE SCREEN ANALYSIS ASSESSES THE EFFECTS OF THE PROPOSED MERGER IN WHOLESALE ELECTRICITY MARKETS. IS SUCH AN ANALYSIS ALSO IMPORTANT FOR ASSESSING THE EFFECTS OF THE PROPOSED MERGER ON COMPETITION IN RETAIL ELECTRICITY MARKETS?

A. Yes. In my view, the most important factor for maintaining competitive retail markets is ensuring that retailing entities are able to procure the wholesale supplies that they need to resell to their customers in markets that are characterized by an absence of market power. Previous studies that I conducted jointly with Professor Paul Joskow from MIT6 should provide comfort that this is the case for wholesale electricity markets within PJM. The study that Professor Joskow and I conducted, among other things, measured concentration of control of generating capacity within PJM (for multiple seasons and demand levels, for the entire PJM and for the PJM West/Central/East, the PJM Central/East and the PJM East) and determined that the concentration was sufficiently low to support an inference that market based pricing was appropriate for the supply of energy and certain ancillary services through the PJM Independent System Operator. That study also found that certain market rules and procedures in place in PJM also would mitigate potential concerns about the exercise of market power. My current Appendix A analysis provides comfort that the proposed FirstEnergy-GPU merger will not adversely affect this preexisting situation. That is, there should be no concerns about market power being exercised in wholesale electricity markets within PJM either before or after the FirstEnergy-GPU merger. The existence of PJM's Market Monitoring Unit ("MMU") should further mitigate concerns on this score. The MMU monitors compliance with various market rules, actual or potential design flaws in those rules and the potential of any participant to exercise undue market power. Ultimately, with the approval of the PJM's board, it is empowered to file reports or complaints or other


-------------------------------

6 See Supporting Companies Report on Horizontal Market Power Issues in Docket No. ER97-3729-000 and FERC's favorable discussion of it at 86 FERC Paragraph. 61,248. This study was used to support market based (as opposed to cost based) pricing for energy and certain ancillary services within PJM.

         appropriate regulatory filings to address design flaws, compliance, market power and other issues and seek appropriate remedial measures.

Q. ARE THERE OTHER REASONS TO BELIEVE THAT THE PROPOSED FIRSTENERGY-GPU MERGER WILL NOT ADVERSELY AFFECT COMPETITION OR CREATE THE POTENTIAL FOR THE EXERCISE OF MARKET POWER IN RETAIL MARKETS WHERE PENNSYLVANIA CONSUMERS PURCHASE ELECTRICITY?

A. Yes. My Appendix A study indicates that the proposed FirstEnergy-GPU merger will not adversely affect competition in the wholesale energy markets that competing retailers use to assemble their bulk power portfolio. But, at least in principle, there also might be concern that the merger could adversely affect competition in the pure "retailing" function, that is retailing divorced from the supply of wholesale energy. After all, both GPU and FirstEnergy are actual or competing electricity retailers and so post merger there will be one fewer market place participant. I do not believe that this is a significant merger related concern, however. The important question in assessing the competitive effects of a proposed merger is not whether the merger will remove a participant from the market. This always will be the case in a horizontal merger. Rather, the important question is whether a merger will reduce competition by "too much." While it is not clear how retail electricity markets ultimately will evolve in Pennsylvania, there are more than 50 electricity retailers that now have been licensed by the Commission. The loss of one independent supplier does not seem particularly important when so many others remain. For this reason, I do not believe that the merger of FirstEnergy and GPU will adversely affect electricity competition at the retail level in Pennsylvania.

                  There is another important consideration as well that reinforces this conclusion. The key issue in the competitive assessment of a merger or any other proposed action involves how consumers fare, that is, whether the prices that they pay are likely to increase or whether the quantity and quality of service that they receive is likely to decline. The manner in which retail competition is being introduced in Pennsylvania contains an important protection on this score. Penelec and Met-Ed are each required to continue to provide unbundled generation service to their traditional native load customers at prices that are capped at regulated price cap levels for an extended time period. Penelec and Met-Ed cannot increase the prices that they charge above the price cap level except for special ratemaking that can only be authorized by the Commission. Customers therefore have the benefits of market supply when that is expected to produce lower prices and the benefits of regulated price caps when those price caps are expected to produce lower prices. Accordingly, the merger cannot increase the price that customers pay for unbundled generation service from Penelec and Met-Ed and therefore, by definition, cannot adversely affect competition or allow the exercise of market power.

Q.       PLEASE SUMMARIZE YOUR TESTIMONY.

A. My FERC Appendix A analysis included as Exhibit RF No. 1 to this testimony indicates that the merger will not adversely affect competition in the wholesale electricity markets which are used to provide electricity to Pennsylvania customers. This provides strong support for concluding that the merger likewise will not adversely affect competition in retail electricity markets in Pennsylvania. Additional support for this conclusion is provided by the large number of retailers that now are licensed to do business in Pennsylvania as well as the price caps applicable to Penelec and Met-Ed.

Q.       DOES THIS CONCLUDE YOUR TESTIMONY?
A.       Yes.

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                                       12